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Schnitzer Steel Industries, Inc.

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Schnitzer™

2019 PROXY STATEMENT

NOTICE OF ANNUAL MEETING

December 18, 2019

Dear Shareholder:

On behalf of our Board of Directors, we are pleased to invite you to attend Schnitzer Steel’s 2020 Annual Meeting on Tuesday, January 28, 2020 in Portland, Oregon.

Whether or not you are able to attend our meeting in person, we invite you to read this year’s proxy statement which highlights our key activities and accomplishments in fiscal 2019 and presents matters for which we are seeking your vote.

Fiscal 2019 was our second highest earnings per share performance since 2011, despite challenging market conditions marked by sharp declines in selling prices for our products. Our financial and operational results demonstrated the success of our team in delivering higher sales volumes, diversifying sales, implementing productivity improvements, generating strong cash flow, and further strengthening our balance sheet by reducing debt. In addition, we remained steadfast in our focus on safety, sustainability, and integrity as tenets of our Company’s core strategy to deliver growth and profitability.

For the fifth consecutive year, we have been recognized as one of the World’s Most Ethical Companies by the Ethisphere Institute, a global leader in defining and advancing the standards of ethical business practices. More than a continued acknowledgement of Schnitzer’s ethical standards and responsible business practices, this prestigious distinction recognizes our industry leadership through commitments to safety, operational excellence, continuous improvement, customer service, and sustainability.

More recently, we released our sixth Sustainability Report covering fiscal 2019, which highlights the positive impact we made in our operations, our workplace, and our communities. These impacts occur not only through the inherent sustainability of our business, but also through our industry-leading environmental practices and investments, strategic operational improvements, key investments in our workforce, and effective engagement with our communities. Importantly, for the first time, our Sustainability Report includes a number of multi-year sustainability goals.

Key Fiscal 2019 Financial Highlights

◾  Reported earnings per share of $2.01, the second highest performance since fiscal 2011

◾  Delivered approximately $30 million in benefits from productivity initiatives announced in early fiscal 2019

◾  Generated operating cash flow of $145 million, driven by profitability and strong working capital management

◾  Reduced debt to lowest level in almost a decade, while at the same time returning capital to shareholders through quarterly dividend payments totaling $21 million and share repurchases of $13 million, or almost 2% of total outstanding shares

We strive to better serve our employees, our customers, and our communities by providing an inclusive, diverse, and safe working environment. Fiscal 2019 was the safest year recorded in our Company’s history. Our annual total recordable injury rate was 33% better than fiscal 2018, and we have made excellent progress in identifying and addressing potential hazards before they become injuries.

Productivity improvements, investments in advanced metal recovery processing technologies, and volume growth underpin the strategic actions that we have underway to leverage positive long-term trends and to offset some of the current market headwinds that are impacting our business. Moving forward, our track record of delivering strong operating cash flow through the cycle and our strong balance sheet should provide us with the flexibility and financial strength to take advantage of evolving market opportunities, continue our investments in advanced processing technologies, and provide environmental stewardship.

On behalf of the entire Board of Directors and our over 3,300 employees, I want to thank you for your continued support and investment in our business. Our commitment to strong corporate governance reflects our belief that a solid framework which links operational, financial, and governance goals creates long-term value for all our stakeholders. We value the ongoing dialogue we have with our shareholders, and we encourage you to continue to share your suggestions by writing to our Board of Directors at the address below:

Board of Directors

Schnitzer Steel Industries, Inc.

299 SW Clay Street, Suite 350

Portland, OR 97201

We have posted our proxy materials at www.proxydocs.com/SCHN. We believe this allows us to provide our shareholders with the information they need while lowering the costs and reducing the environmental impact of delivering printed copies of our proxy materials. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting the materials included in the notice you received by mail, or as listed on our website.

Please ensure that your shares are represented by promptly voting and submitting your proxy. Instructions have been provided for each of the alternative voting methods on the next page of this proxy statement.

Sincerely,

Tamara L. Lundgren

President and Chief Executive Officer

Notice of Annual Meeting of Shareholders of

Schnitzer Steel Industries, Inc.

Date: Tuesday, January 28, 2020 Time: 8:00 A.M. Pacific Place: KOIN Center, Conference Center 222 SW Columbia Street, Room 202 Portland, Oregon 97201 Record Date: December 2, 2019

AGENDA:

◾ ELECT three directors

◾ APPROVE, by non-binding vote, executive compensation

◾ RATIFY our independent registered public accounting firm for fiscal 2020

◾ CONDUCT any other business that properly comes before the meeting or any adjournment or postponement thereof

Only shareholders of record at the close of business on the Record Date are entitled to receive notice of and to vote at the Annual Meeting or any adjournments thereof.

Important information if you plan to attend the Annual Meeting:

If you plan to attend the Annual Meeting in person, you must bring the Notice Regarding the Availability of Proxy Materials. If your shares are not registered in your name, you will need a legal proxy and account statement or other documentation confirming your Schnitzer Steel Industries, Inc. stock holdings from the broker, bank, or other institution that holds your shares. You will also need a valid, government-issued picture identification that matches your Notice Regarding the Availability of Proxy Materials, legal proxy, or other confirming documentation.

Notice Regarding the Availability of Proxy Materials

This notice of Annual Meeting of Shareholders and related proxy materials are being distributed or made available to shareholders beginning on or about December 18, 2019. This notice includes instructions on how to access these materials (including our proxy statement and 2019 annual report to shareholders) online.

Please vote your shares

We encourage shareholders to vote promptly, as this will save the expense of additional proxy solicitation. Voting can be completed in one of four ways:

Mail Return the proxy card by mail	Telephone 1-800-690-6903

Internet www.proxyvote.com	In Person Attend the annual meeting with your ID

Even if you plan to attend the Annual Meeting, we encourage you to vote by internet, telephone, or mail so your vote will be counted if you later decide not to or cannot attend the Annual Meeting. If you attend the Annual Meeting, you may then revoke your proxy and vote in person if you desire.

By Order of the Board of Directors

Peter B. Saba

Secretary

SCHNITZER STEEL INDUSTRIES, INC.

299 SW Clay Street, Suite 350

Portland, Oregon 97201

December 18, 2019

Notice of Annual Meeting of Shareholders and 2019 Proxy Statement |	1

Contents

PROXY MATERIALS

Page

3	Proxy Summary

13	Proxy Statement

13	Questions and Answers about these Proxy Materials and Voting

17	Voting Securities and Principal Shareholders

18	Certain Transactions

19	Proposal 1 – Election of Directors

63	Proposal 2 – Advisory Resolution on Executive Compensation

64	Proposal 3 – Ratification of Selection of Independent Registered Public Accounting Firm

COMPENSATION DISCUSSION AND ANALYSIS

Page

32	Overview

32	Shareholder Outreach

34	Linkage to Company Performance

35	Summary of Executive Compensation Program

37	Executive Compensation Process

41	Elements of Compensation

Corporate Governance	23

Board Committees and Responsibilities	24

Non-Employee Director Compensation	29

Compensation Committee Report	53

Compensation of Executive Officers	54

Audit Committee Report	65

Shareholder Proposals for 2021 Annual Meeting	67

Notice of Annual Meeting of Shareholders and 2019 Proxy Statement |	2

Proxy Summary

In this section, we present an overview of the information that you will find in this proxy statement. As this is only a summary, we encourage you to read the entire proxy statement for more information about these topics prior to voting. For more complete information regarding our fiscal 2019 operating performance, please also review our Annual Report on Form 10-K.

Proposal		Board Recommendation	Reasons for Recommendation	Page Reference
Election of Directors	☑	FOR each nominee	The Board and Nominating and Corporate Governance Committee believe the three director candidates possess the skills, experience, and diversity to effectively monitor performance, provide oversight, and advise management on the Company’s long-term strategy.	19
Advisory Vote on Executive Compensation	☑	FOR	Our executive compensation programs demonstrate the continuing evolution of our pay-for-performance philosophy, and reflect the input of shareholders from our extensive outreach efforts.	63
Ratification of Selection of Independent Registered Public Accounting Firm	☑	FOR	Based on the Audit Committee’s assessment of PricewaterhouseCoopers’ qualifications and performance, the Board believes the retention of PricewaterhouseCoopers for fiscal year 2020 is in the best interests of the Company.	64

Corporate Governance Highlights

At Schnitzer Steel, corporate governance provides a strong foundation upon which our business operates. Our governance policies and structures are designed to promote thoughtful consideration of our business actions and appropriate risk-taking, with the goal of producing successful business results for you – our owners.

✓	Six of Eight Directors Independent

✓	Board Diversity: 3 women = 38% of Board

✓	Separate Board Chairman and Chief Executive Officer (“CEO”)

✓	Lead Independent Director

✓	All Standing Board Committees Composed Entirely of Independent Directors

✓	All members of the Audit Committee are financial experts

✓	Regular Executive Sessions of Independent Directors

✓	Robust Stock Ownership Requirements for Directors and Officers

✓	Active Shareholder Outreach

✓	Board Participation in Shareholder Engagement

✓	Shareholder Ratification of Selection of External Audit Firm

✓	Board Refreshment: 38% of Board < 8 Years

✓	Director Term Limit Policy

✓	No Director Serves on More Than 2 Other Public Company Boards

✓	Awarded World’s Most Ethical Company Designation for the Fifth Consecutive Year in Fiscal 2019 by the Ethisphere Institute

✓	Code of Conduct for Directors, Officers, and Employees

✓	Annual Board and Committee Self-Evaluations

✓	Anti-Hedging and Anti-Pledging Policies and Prohibition on Derivative Transactions

✓	No Shareholders’ Rights Plan

Notice of Annual Meeting of Shareholders and 2019 Proxy Statement |	3

Proxy Summary

     Over the past two years, we undertook the following governance actions:

✓	Adopted a clawback policy for the recovery of incentive compensation

✓	Appointed a Chief Sustainability Officer as a direct report to the CEO to further develop our sustainability strategy

✓

Enhanced our Sustainability Report to provide long-term goals, as well as additional information on our progress in reducing carbon emissions, energy consumption, water usage, and process waste generation, as well as on our commitment to ethics and compliance, safety, diversity and inclusion, and community engagement and partnerships

✓

Appointed a Chief Diversity Officer as a direct report to the CEO with a focus on continuing our efforts to foster an environment that attracts a diverse workforce and promotes a culture of inclusiveness

✓	Implemented a Supplier Code of Conduct

✓	Adopted a human rights policy which recognizes that as a business entity engaged in commercial transactions throughout the world, we have a responsibility to respect human rights

✓

CEO signed Business Roundtable’s Statement on the Purpose of a Corporation, along with nearly 200 other CEOs of leading companies, to represent what we are already doing as a company and what we believe underpins our commitment to the principles of sustainability, including the following:

➢	Delivering value to our customers

➢	Investing in our employees

➢	Dealing fairly and ethically with our suppliers

➢	Supporting the communities in which we work

➢	Generating long-term value for our shareholders, who provide the capital that allow us to invest, grow and innovate

Awards & Recognition

Executive Compensation Program Highlights

Our executive compensation program is aligned with our business strategy and with creating long-term shareholder value. We design our program to pay for performance and to align management’s interests with our shareholders’ interests. Highlights include:

✓	Emphasis on performance-based compensation: over 80% of the CEO’s target compensation and approximately 70% of other named executive officers’ (“NEOs”) target compensation are “at-risk”

✓	Caps on incentive compensation

Notice of Annual Meeting of Shareholders and 2019 Proxy Statement |	4

Proxy Summary

✓

The use of a variety of distinct performance metrics (earnings per share, operating cash flow, productivity improvements, safety performance and strategic objectives) in the annual incentive compensation plans for the CEO and other NEOs which are intended to drive long-term shareholder value

✓	Performance share awards, which represent 50% of the Company’s long-term incentive grant, focused on total shareholder return (“TSR”) relative to peers and return on capital employed (“ROCE”)

✓	Restricted Stock Units (“RSUs”), which represent 50% of the Company’s long-term incentive grant, vest ratably over five years

✓	Minimum stock ownership requirements for the CEO and other NEOs, which reinforce our focus on shareholder alignment

✓	Double-trigger for cash severance payments and benefits in change-in-control agreements

✓	No excise tax gross-up provisions in any new or modified change-in-control agreements

✓	Annual review of executive compensation design, market competitiveness, and best practices

✓	Retention of an independent compensation consultant to provide guidance and support to the Compensation Committee

✓	Clawback policy to recapture short- and long-term incentive compensation

The following chart provides an overview of the Compensation Committee’s process in setting performance goals.

Setting Performance Goals

Shareholder Outreach

In 2019, we continued a process that began five years ago when we instituted our formal shareholder engagement plan. This plan is designed to engage our shareholders in an open and transparent manner and to solicit our shareholders’ input on corporate governance, board composition, executive compensation, corporate social responsibility, and any other matters which may be raised by our shareholders. Our engagement plan provides for primary engagement prior to the establishment of our compensation plans for the upcoming year and after we are able to evaluate the voting results from our annual meeting, and developments in corporate governance, compensation, and Environmental, Social, and Governance (ESG) best practices.

Notice of Annual Meeting of Shareholders and 2019 Proxy Statement |	5

Proxy Summary

Our engagement team includes the Chairman of the Board, Lead Director, and the Chair of the Compensation Committee, as appropriate. As part of our engagement, we expect to reach out annually to our largest shareholders holding at least a majority of our total outstanding shares. We also engage with proxy advisory firms that advise our primary shareholders. During 2019, we proactively reached out to investors holding approximately two-thirds of our outstanding shares. In response to our outreach efforts, investors representing nearly 20% of our outstanding shares requested telephonic meetings in which we participated. The results of our shareholder engagement activities are shared with our Nominating and Corporate Governance Committee, our Compensation Committee, and the full Board of Directors.

During 2019, the shareholders with whom we had discussions expressed their support for our Board and management, as well as our governance program and engagement efforts. In addition, they also commended our responsiveness to shareholder concerns with respect to changes we have made to our executive compensation programs in recent years.

Our shareholder engagement efforts in recent years have incorporated the following elements and reflect changes we have made to our compensation programs during those years.

•	In each of the last three years, proactively reached out to investors holding approximately two-thirds of our outstanding shares

•	Over the last three years, held discussions, in person or by phone, with investors holding more than half of our outstanding shares

•	Board Chair, Lead Director, and Compensation Committee Chair participate in shareholder engagement

•	Revised compensation and performance peer groups

•	Restructured long-term performance share plan to include revised metrics (including relative TSR) and increased the performance period to three years

•	Capped non-income statement metrics in annual incentive plans if adjusted earnings per share were negative

•	Discussed shareholder outreach, feedback, and actions taken in response

•	Enhanced disclosure of long-term incentive performance metrics and provided additional disclosure on target setting

Notice of Annual Meeting of Shareholders and 2019 Proxy Statement |	6

Proxy Summary

Fiscal 2019 Business Performance & Accomplishments

Fiscal 2019 was our second highest earnings performance since 2011, despite challenging market conditions marked by sharp declines in selling prices for our products. Our financial and operational results demonstrated the success of our team in delivering higher sales volumes, diversifying sales, implementing productivity improvements, generating strong cash flow, and further strengthening our balance sheet by reducing debt. For the year as a whole, we experienced steadily declining prices in both recycled metals and finished steel products.

In our Auto and Metals Recycling (AMR) business, we experienced margin compression as the drop in ferrous and non-ferrous selling prices outpaced the change in purchase costs for raw materials. The fall in non-ferrous selling prices, in particular for zorba (a mixed non-ferrous metal product comprised primarily of aluminum), was the major contributor to the compressed margins. In our Cascade Steel and Scrap (CSS) business, we achieved the second highest operating income since 2008, supported by selling prices for finished steel that reached a multi-year high in the first fiscal quarter before falling significantly in the second half of the fiscal year. Extended customer destocking and lower finished steel volumes, including from severe winter weather conditions, were the primary contributors to the decline in year-over-year results at CSS.

Our solid operating results and strong working capital management in fiscal 2019 enabled us to deliver operating cash flow of $145 million and reduce our debt to its lowest level in almost a decade, while continuing to invest in our Company and return capital to our shareholders through our quarterly dividend payments totaling $21 million. We have paid dividends in every quarter since becoming a public company in 1993. In addition to our quarterly dividends, we repurchased $13 million, or almost 2% of our total outstanding shares in fiscal 2019.

*FY18 EPS included discrete income tax benefits of $1.58 per share from the release of valuation allowances on deferred tax assets and tax reform.

Our fiscal 2019 accomplishments included:

Our current directors and executive officers, as a group, own approximately 1,300,000, or approximately 5%, of our outstanding shares, and their interests are closely aligned with the interests of the other shareholders and the financial performance of the Company.

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Proxy Summary

Recycling Today for a Sustainable Tomorrow

At Schnitzer, Sustainability is at the core of what we do. By recycling scrap metal, we are diverting and reusing millions of tons of materials each year that might otherwise be destined for landfills. At our metals recycling facilities, the ferrous and non-ferrous scrap metal we process reduces the need for intensive mining of virgin material for use in steel manufacturing. Our Pick-n-Pull facilities extract the maximum use from end-of-life vehicles by providing affordable, used auto parts to consumers, as well as auto bodies for recycling. At our Cascade Steel Mill (“Cascade”), we use scrap metal to produce new steel products that are used to, among other things, build new houses, bridges and commercial buildings – infrastructure projects that help improve the quality of life for people in our communities and beyond.

Sustainability is also at the core of how we operate. As a result of our investment in a state-of-the-art water recycling system at Cascade, we recycle about 80% of the water used at the mill and source most of our electricity from hydroelectric power generated by the Columbia River Dam System. Also in our metals recycling business, we are investing in sustainable advanced materials recovery innovations that will increase our metal extraction yields and decrease landfill waste. Moreover, at our metal shredder facilities, we are investing in enclosure and emission control technologies to reduce our long-term greenhouse gas and particulate matter emissions from those operations.

Steel, our largest traded material, is the world’s most recycled product. As compared to using newly extracted ore in steel manufacturing, the use of recycled metal in the steel manufacturing process:

•	Saves 74% in energy input;

•	Reduces water use by approximately 40%;

•	Shrinks virgin material use by 90%; and

•	Minimizes mining waste generation by 97%.

    What We Do:

✓ Acquire and recycle millions of tons of scrap metal including vehicles, rail cars, home appliances, industrial machinery, manufacturing scrap, and construction and demolition scrap through our 96 auto and metals recycling facilities

✓ Sell our recycled metal products for reuse by steel mills and other manufacturers located in 27 countries, including the U.S.

✓ Manufacture finished steel products such as reinforcing bar, merchant bar, and wire rod at our electric arc furnace mini-mill in Oregon using recycled scrap metal primarily sourced from our own metals recycling operations

✓ Sell millions of serviceable used parts from end-of-life vehicles at our 51 retail self-service auto parts stores, providing affordable parts to customers while saving resources that would be consumed in producing new parts

In fiscal 2019, we accomplished the following:

Notice of Annual Meeting of Shareholders and 2019 Proxy Statement |	8

Proxy Summary

Sustainability Report

We recently issued our sixth annual Sustainability Report, which details our environmental, social, and governance achievements in fiscal 2019. We have enhanced our Sustainability Report to cross-reference against the Global Reporting Initiative Index and the Sustainability Accounting Standards Board. Our Sustainability Report shares the positive impact we have made in fiscal 2019 across four discrete areas:

1.

Business Impact: Our sustainable “cradle-to-cradle” business model gives new life to discarded products, lessens the need to extract iron ore resources, and by recycling ferrous and non-ferrous metals, we divert millions of tons of materials that might otherwise be destined for landfills.

2.

Operational Impact: We are committed to continually improving our environmental performance across many key areas, such as: air emissions, energy management and consumption, water conservation and waste diversion.

3.

Workplace Impact: We have an uncompromising culture of safe, inclusive, and ethical behavior that informs our decisions and actions every day. We are committed to creating a workplace of choice that attracts, retains, and develops high-quality talent throughout our enterprise.

4.

Community Impact: Through over 110 years of business, Schnitzer understands the importance of lasting relationships built on trust and respect – especially within our communities where we work and live. We are committed to positively impacting our communities through, among other things, effective community engagement and volunteer efforts.

Notice of Annual Meeting of Shareholders and 2019 Proxy Statement |	9

Proxy Summary

Highlights from the FY2019 Sustainability Report include:

Integrity, Ethics, and Compliance: We maintain a robust and effective independent corporate compliance program led by our Chief Ethics & Compliance Officer who reports jointly to our CEO and to the Audit Committee of the Board of Directors. Our focus is on promoting our Code of Conduct, communicating and educating our employees on the importance of making ethical decisions, and fostering an environment where employees feel free to report concerns. In fiscal 2019, 100% of our employees, union and non-union, participated in our Code of Conduct training. And, for the fifth consecutive year, Schnitzer was named a World’s Most Ethical Company by the Ethisphere Institute, a global leader in defining and advancing the standards of ethical business practices. We also, again, earned the Ethics Inside© Certification and Anti-Bribery Program Verification endorsements externally validating our Company’s commitment to ethical business practices.

Occupational Health and Safety: The safety, health, and wellness of our employees are top priorities at Schnitzer, and our safety culture is an essential component of sustained success. In fact, fiscal 2019 was the safest year recorded in our Company’s history. Our annual total recordable injury rate was 33% better than fiscal 2018 and we have made excellent progress on identifying and addressing potential hazards before they become injuries. Over 50% of our facilities went injury-free and over 80% of our facilities experienced zero lost time due to injuries in fiscal 2019, and we are determined to continually improve our safety performance across all divisions and all facilities.

Diversity, Inclusion and Cultural Awareness: With over 3,300 employees, we take pride in our diverse and inclusive workforce. Maintaining a diverse workforce brings many benefits, including accelerating innovation, productivity, profitability, and employee engagement. We actively encourage a culture where everyone is treated with respect, fairness, and equal opportunity to reach their full career potential. To support this important effort, among other things, we included unconscious bias in the workplace training as part of our annual Code of Conduct training. We are especially proud of Schnitzer’s representation of women on our Board of Directors and at the executive level. With three out of eight directors, or 38%, our representation of women on our Board is nearly twice the Russell 3000 average (20%). Additionally, we seek a diverse slate when undertaking searches for Company leadership positions and new Board candidates.

Community Engagement and Partnerships: At Schnitzer, we are dedicated to positively impacting the over 100 communities in which we live and work, and we have a long legacy of volunteerism, partnership, and charitable giving. Our employees lead our local community engagement efforts through direct involvement in community initiatives and memberships in community organizations, as well as participation in philanthropic activities. To enhance the positive impact we make on the communities where we work and live, we have a long-term sustainability goal to donate at least 10,000 hours of paid Volunteer Time Off by 2025. Examples of fiscal 2019 community engagement and partnerships include:

•   On Earth Day 2019, many of our employees, along with their families and other community members across all of our facilities and regions participated in the global celebration.

•   Since 2008, we have been a partner in the Fishing for Energy partnership that has collected nearly 4 million pounds of derelict fishing gear for recycling and energy conversion.

•   Since 2010, our Pick-n-Pull National Food Bank Initiative has donated nearly $2.4 million worth of food to communities throughout the United States, equivalent to more than 7 million meals.

Environmental Performance and Reporting: In fiscal 2019, on an absolute basis, we lowered our carbon emissions and energy consumption. In fiscal 2019, our Sustainability performance included the following:

4% reduction in absolute energy use	5% reduction in absolute emissions	90% electricity from carbon-free sources	Over 50% of water reused

We also externally report on our environmental, social and governance strategy and performance to increase transparency with our employees, communities, investors and stakeholders.

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Proxy Summary

Fiscal 2019 Compensation Summary

Our fiscal 2019 compensation program links pay to performance. As a result of this linkage of pay to performance, actual compensation in fiscal 2019 was lower than target levels reflecting alignment with the Company’s financial performance as represented by the following:

•

The Compensation Committee exercised discretion in March 2019 to exclude earnings by the CEO during the first half of fiscal 2019 from the calculation of the CEO’s bonus due to the challenging market conditions during such period. As a result, the overall Annual Performance Bonus Program (“APBP”) paid out at the equivalent of 0.47x of target for the CEO.

•

The Compensation Committee exercised discretion, including determining in March 2019 to exclude earnings by the other NEOs during the first half of fiscal 2019 from the calculation of the other NEOs’ bonuses due to the challenging market conditions during such period. As a result, the Committee determined to set the overall Annual Incentive Compensation Plan (“AICP”) payout for the other NEOs at the equivalent of 0.45x of target.

Fiscal 2019 Executive Compensation Program At-A-Glance

	Program(1)	Purpose	Relevant Performance Metrics
Annual	Base Salary CEO: 18% Other NEOs: 31%	To provide a competitive foundation and fixed rate of pay for the position and associated level of responsibility	Not Applicable

	Annual Incentive CEO: 26% Other NEOs: 29%	To incentivize achievement of operating, financial, and management goals	EPS (50% – 55%) Safety Performance(2) Productivity Improvements Operating Cash Flow Strategic Objectives (CEO) Ferrous Sales Volumes(3)
Long Term	Restricted Stock Units CEO: 28% Other NEOs: 20%	To focus NEOs on long-term shareholder value creation	Absolute share price appreciation
	Performance Share Awards CEO: 28% Other NEOs: 20%	To focus NEOs on achievement of financial goals and long-term shareholder value creation	Relative Total Shareholder Return (TSR) (50%) Return on Capital Employed (ROCE) (50%)

(1)	Represents a percentage of total targeted compensation.

(2)	Lost Time Incident Rate (“LTIR”); Total Case Incident Rate (“TCIR”); and Layered Safety Observations (“LSO”).

(3)	See “Components of Compensation—Bonus Modifier” described below.

Notice of Annual Meeting of Shareholders and 2019 Proxy Statement |	11

Proxy Summary

Linking Pay to Performance

To promote a performance-based culture that aligns the interests of management and shareholders, our executive compensation program focuses extensively on performance-based and equity-based compensation. As illustrated in the charts below, the substantial majority of our NEOs’ target compensation in fiscal 2019 was in the form of “at-risk” compensation (short-term and long-term). Fixed Pay consists of annual base salary, and At-Risk Pay consists of performance-based cash incentives, time-based equity awards, and performance-based equity awards.

Target Pay Mix

Notice of Annual Meeting of Shareholders and 2019 Proxy Statement |	12

Proxy Statement

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Schnitzer Steel Industries, Inc., an Oregon corporation (the “Company”), to be voted at the Annual Meeting of Shareholders to be held at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting (the “Annual Meeting”). We are mailing a printed copy of this proxy statement and a proxy card to certain of our shareholders of record entitled to vote at the Annual Meeting on or about December 18, 2019. All other shareholders will receive a Notice Regarding the Availability of Proxy Materials (the “Notice”), which is being mailed on or about December 18, 2019. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, not including a proxy card, you should follow the instructions for requesting such materials included in the Notice.

Questions and Answers About These Proxy Materials and Voting

Why am I being provided with these materials?

We are providing you with this proxy statement because the Board is soliciting your proxy to vote at the Annual Meeting to be held on January 28, 2020 or any adjournments thereof. You are invited to attend the Annual Meeting, and we request that you vote on the proposals described in this proxy statement. You do not need to attend the meeting to vote your shares. If you have received a printed copy of these materials by mail, you may simply complete, sign, and return your proxy card or follow the instructions below to vote your shares by proxy over the telephone or through the Internet. If you did not receive a printed copy of these materials by mail and are accessing them on the Internet, you may simply follow the instructions below to vote your shares by proxy through the Internet. For shares held through a broker, bank, or nominee, you may vote by submitting voting instructions to your broker or nominee, or by obtaining a proxy executed in your favor from the shareholder of record (broker, bank, or nominee).

What if I received a Notice Regarding the Availability of Proxy Materials?

In accordance with rules and regulations adopted by the SEC, instead of mailing a printed copy of our proxy materials to each shareholder of record we may furnish proxy materials to our shareholders over the Internet. We believe this is a more cost-effective and environmentally-sensitive way to provide our shareholders with this information. If you received a Notice by mail, you will not receive a printed copy of the proxy materials.

Instead, the Notice will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice will also instruct you as to how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

What am I voting on?

The only matters scheduled for a vote are the election of the three nominated directors listed herein, the advisory vote on executive compensation described in this proxy statement, and the vote to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2020.

How does the Board recommend that I vote my shares?

The Board recommends that you vote FOR each of the nominees to the Board, FOR the advisory vote on executive compensation, and FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2020.

Notice of Annual Meeting of Shareholders and 2019 Proxy Statement |	13

Questions and Answers About These Proxy Materials and Voting

Who can vote at the Annual Meeting?

Shareholders at the close of business on December 2, 2019 (the “Record Date”) will be entitled to vote at the Annual Meeting. Holders of Class A common stock and Class B common stock will vote together as a single class on all matters at the Annual Meeting. Each share of common stock (whether Class A or Class B) is entitled to one vote with respect to each matter to be voted on at the Annual Meeting. You have one vote for each share of common stock held by you as of the Record Date, including shares:

•	Registered directly in your name with our transfer agent (also referred to as a “shareholder of record”);

•

Held for you in an account with a broker, bank, or other nominee (shares held in “street name”) – street name holders generally cannot vote their shares directly and instead must instruct the broker, bank, or nominee how to vote their shares or, if they want to vote in person, they must obtain a proxy, executed in their favor, from the shareholder of record (broker, bank, or other nominee).

What if my shares are not registered directly in my name but are held in street name?

If, at the close of business on December 2, 2019, your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice or other proxy materials, as applicable, are being forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares in your account. If your shares are held by a broker and you do not indicate how you wish to vote, your broker is permitted to exercise its discretion to vote your shares only on certain “routine” matters (“broker discretionary voting”). Proposal No. 3 with respect to the ratification of the selection of the Company’s independent registered public accounting firm is a “routine” matter, and your broker is permitted to exercise discretionary voting authority to vote your shares on this proposal if you do not provide your broker with voting instructions. Unless you provide your broker with voting instructions, your broker may not exercise discretionary voting authority and may not vote your shares with respect to the election of directors (Proposal No. 1) or the advisory vote related to executive compensation (Proposal No. 2). See the discussion of “broker non-votes” below. We strongly encourage you to submit your voting instructions and exercise your right to vote as a beneficial owner of shares. If you want to vote your shares in person, you will need to obtain a proxy executed in your favor from the shareholder of record.

If I am a shareholder of record, how do I cast my vote?

If you are a shareholder of record, you may vote using any of the following methods:

•

By Internet – If you have Internet access, you may submit your proxy by going to www.proxyvote.com and by following the instructions on how to complete an electronic proxy card. You will need the 16-digit number included on your Notice or your proxy card in order to vote by Internet.

•

By Telephone – If you have access to a touch-tone telephone, you may submit your proxy by dialing 1-800-690-6903 and by following the recorded instructions. You will need the 16-digit number included on your Notice or your proxy card in order to vote by telephone.

•

By Mail – You may vote by mail by requesting a proxy card from us, indicating your vote by completing, signing, and dating the card where indicated and by mailing or otherwise returning the card in the envelope that will be provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney, or officer of a corporation), indicate your name and title or capacity.

•

In Person – You may cast your vote in person by attending the Annual Meeting. We will give you a ballot when you arrive. Even if you plan to attend the meeting, we encourage you to vote by Internet, telephone, or mail so your vote will be counted if you later decide not to or cannot attend the meeting. If you attend the Annual Meeting, you may then revoke your proxy and vote in person if you desire.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. While there is no specific charge or cost to you for voting by Internet, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

Internet and telephone voting facilities will close at 11:59 p.m. (Eastern time) on January 27, 2020 for the voting of shares.

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Questions and Answers About These Proxy Materials and Voting

What if I return a proxy card but do not make specific choices?

If you are a shareholder of record and return a signed and dated proxy card without marking any voting selections, your shares will be voted “FOR” the election of each of the nominees for director set forth in this proxy statement, “FOR” the advisory resolution on executive compensation, and “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2020. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

If you are a beneficial owner of shares held in street name and return signed and dated voting instructions without marking any voting selections, your shares may be voted at the discretion of your broker with respect to the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2020 (Proposal No. 3) but may not be voted with respect to the election of directors (Proposal No. 1) or the advisory vote related to executive compensation (Proposal No. 2). If any matter which is considered routine is properly presented at the meeting, your proxy (one of the individuals named on the proxy card) will vote your shares using his or her best judgment. Please return your voting instructions with your voting selections marked so that your vote can be counted.

What constitutes a quorum?

Holders of Class A common stock and Class B common stock will vote together as a single class on all matters voted on at the Annual Meeting, and each share is entitled to one vote. A majority of the total outstanding shares of Class A and Class B common stock must be present or represented by proxy to constitute a quorum at the Annual Meeting. Shares voted by proxy on any matter (including shares voted pursuant to a broker’s discretionary voting authority) are counted as present at the meeting for purposes of determining a quorum.

How many votes are required to approve each proposal?

The election of directors (Proposal No. 1) will be determined by a plurality of the votes cast by the shares entitled to vote in the election at the meeting, assuming a quorum is present. A plurality vote requirement means that the three director nominees with the greatest number of votes cast, even if less than a majority, will be elected. There is no cumulative voting.

The advisory vote on executive compensation (Proposal No. 2) will be approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal.

While the vote on executive compensation (Proposal No. 2) is advisory in nature and non-binding, the Board and the Compensation Committee will review the voting results and intend to carefully consider the results when making future decisions regarding executive compensation.

The ratification of the selection of the independent registered public accounting firm (Proposal No. 3) will be approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal.

How are votes counted?

With respect to the election of directors, you may vote “FOR” or “WITHHOLD” with respect to each nominee. Votes that are withheld will be excluded entirely from the vote with respect to the nominee from which they are withheld. Votes that are withheld will not have any effect on the outcome of the election of directors.

You may vote “FOR”, “AGAINST”, or “ABSTAIN” with respect to the advisory vote on executive compensation (Proposal No. 2) and the vote on the ratification of the selection of the independent registered public accounting firm (Proposal No. 3). For Proposal Nos. 2 and 3, abstentions will not have any effect on the outcome of the vote.

What is a “broker non-vote” and how does it affect voting on each item?

A broker who holds shares for a beneficial owner has the discretion to vote on “routine” proposals when the broker has not received voting instructions from the beneficial owner. A “broker non-vote” occurs when shares held by a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the shareholder who beneficially owns the shares and (2) the broker lacks discretionary authority to vote the shares for that particular matter. Each of Proposal No. 1 (election of directors) and Proposal No. 2 (advisory vote on executive compensation) are

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Questions and Answers About These Proxy Materials and Voting

considered to be non-routine matters, and brokers therefore lack discretionary authority to vote shares on such matters at this meeting. Broker non-votes, like other shares that are not voted at the meeting, have no effect on the outcome of the vote on such matters.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of the following five ways:

•	You may submit another properly completed proxy card with a later date that is received prior to the taking of the vote at the Annual Meeting.

•

You may vote again on the Internet or by telephone before the closing of those voting facilities at 11:59 p.m. (Eastern time) on January 27, 2020 (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted).

•

You may provide a written notice that you are revoking your proxy to the Company’s Corporate Secretary at Schnitzer Steel Industries, Inc., 299 SW Clay Street, Suite 350, Portland, Oregon 97201, Attention: Corporate Secretary, or hand-deliver it to the Corporate Secretary at or before the taking of the vote at the Annual Meeting.

•	You may attend the Annual Meeting, revoke your proxy, and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

•

Remember that if you are a beneficial owner of Company shares holding shares in a street name, you may submit new voting instructions by contacting your bank, broker, or other nominee. You may also change your vote or revoke your proxy in person at the Annual Meeting if you obtain a valid proxy from the organization that is the record owner of your shares (such as your broker).

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Voting Securities and Principal Shareholders

The record date for determining shareholders entitled to receive notice of and to vote at the Annual Meeting was December 2, 2019. At the close of business on December 2, 2019, a total of 27,143,066 shares of our common stock, par value $1.00 per share, were outstanding and entitled to vote at the Annual Meeting. The outstanding common stock consisted of 26,943,066 shares of Class A common stock (Class A) and 200,000 shares of Class B common stock (Class B). Each share of common stock (whether Class A or Class B) is entitled to one vote with respect to each matter to be voted on at the Annual Meeting.

The following table sets forth certain information regarding the beneficial ownership of our common stock as of November 30, 2019 (unless otherwise noted in the footnotes to the table) by (i) persons known to us to be the beneficial owner of more than 5% of our common stock, (ii) each of our current directors, (iii) each nominee for director, (iv) each of our executive officers listed in the Summary Compensation Table (each, a “named executive officer” and, collectively, the “named executive officers”), and (v) all of our current directors and executive officers as a group. Unless otherwise noted in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all outstanding shares of common stock shown as beneficially owned by them. Except as noted below, the address of each shareholder in the table is c/o Schnitzer Steel Industries, Inc., 299 SW Clay Street, Suite 350, Portland, Oregon 97201. Each Class B share is convertible into one Class A share, and there are no meaningful distinctions between the rights of holders of Class A shares and Class B shares. Accordingly, the following table reports beneficial ownership of common stock in the aggregate and does not distinguish between Class A shares and Class B shares.

	Common Stock Beneficially Owned

Name of Beneficial Owner or Number of Persons in Group	Number		Percent
The Vanguard Group, Inc.	2,731,060	(1)	10.0%
BlackRock Institutional Trust Company, N.A.	2,328,426	(2)	8.6%
Dimensional Fund Advisors, L.P.	2,251,008	(3)	8.3%
John D. Carter	94,890		*
Wayland R. Hicks	88,938	(4)	*
Rhonda D. Hunter	9,900	(5)	*
David L. Jahnke	43,297	(6)	*
Judith A. Johansen	63,496	(7)	*
William D. Larsson	64,496	(8)	*
Michael W. Sutherlin	30,650	(9)	*
Tamara L. Lundgren	636,906		2.3%
Richard D. Peach	99,798		*
Jeffrey Dyck	75,046		*
Michael R. Henderson	58,211		*
Steven G. Heiskell	48,715		*

All current directors and executive officers as a group (14 persons)	1,349,998		5.0%

* Less than 1%

(1)	Beneficial ownership as of December 31, 2018 as reported by Vanguard Group, Inc., 100 Vanguard Blvd., Malvern, PA 19355 in a Form 13G/A filed by the shareholder.

(2)	Beneficial ownership as of December 31, 2018 as reported by BlackRock Inc., 55 East 52nd Street, New York, NY 10055 in a Form 13G/A filed by the shareholder.

(3)	Beneficial ownership as of December 31, 2018 as reported by Dimensional Fund Advisors LP, 6300 Bee Cave Road, Building One, Austin, TX 78746 in a Form 13G/A filed by the shareholder.

(4)

Includes 76,635 shares covered by vested deferred stock units (“DSUs”) and 5,203 shares covered by unvested DSUs that will vest on January 27, 2020 under the Deferred Compensation Plan for Non-Employee Directors (the “Director DCP”). See footnote 2 to the Directors Compensation Table on page 30 for additional information.

(5)	Includes 4,697 shares that are issuable to such director pursuant to vested DSUs and 5,203 shares covered by unvested DSUs that will vest on January 27, 2020 under the Director DCP.

(6)	Includes 38,094 shares that are issuable to such director pursuant to vested DSUs and 5,203 shares covered by unvested DSUs that will vest on January 27, 2020 under the Director DCP.

(7)	Includes 58,293 shares that are issuable to such director pursuant to vested DSUs and 5,203 shares covered by unvested DSUs that will vest on January 27, 2020 under the Director DCP.

(8)	Includes 58,293 shares that are issuable to such director pursuant to vested DSUs and 5,203 shares covered by unvested DSUs that will vest on January 27, 2020 under the Director DCP.

(9)	Includes 25,447 shares that are issuable to such director pursuant to vested DSUs and 5,203 shares covered by unvested DSUs that will vest on January 27, 2020 under the Director DCP.

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Certain Transactions

The Audit Committee charter requires the Audit Committee to review any reportable transaction or proposed transaction with a related person, or in which a related person has a direct or indirect interest, and determine whether to ratify or approve the transaction, with ratification or approval to occur only if the Audit Committee determines that the transaction is fair to the Company or that approval or ratification of the transaction is in the interest of the Company.

One of our executive officers, Michael Henderson, has an immediate family member, Brian Henderson, who is employed by a subsidiary of the Company. The compensation of Brian Henderson was established by the Company in accordance with its employment and compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions. Michael Henderson does not have a material interest in the employment relationship nor does he share a household with the employee. Brian Henderson received fiscal 2019 compensation of $164,838. There were no other reportable related person transactions during fiscal 2019.

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Proposal No. 1 – Election of Directors

We are asking shareholders to elect the three individuals nominated by the Board, each of whom is a current director.

The Board currently consists of eight members divided into three classes pursuant to our 2006 Restated Articles of Incorporation and Restated Bylaws. One class of directors is elected each year for a three-year term. The term of Class II directors expires at the 2020 annual meeting; the term of Class III directors expires at the 2021 annual meeting; and the term of Class I directors expires at the 2022 annual meeting. Generally, the terms of directors continue until their respective successors are duly elected and qualified.

Action will be taken at the 2020 Annual Meeting to elect three Class II directors to serve until the 2023 annual meeting of shareholders. The nominees for election at the 2020 Annual Meeting are Wayland R. Hicks, Judith A. Johansen, and Tamara L. Lundgren as Class II directors. The Board has determined that Mr. Hicks and Ms. Johansen qualify as independent directors under our Corporate Governance Guidelines, SEC rules, and NASDAQ requirements. If any nominee is unable to stand for election, the persons named in the proxy will vote the proxy for a substitute nominee in accordance with the recommendation of the Board. We are not aware of any nominee who is or will be unable to stand for election.

Class II Director Nominees

Wayland R. Hicks Age: 76 Director Since: 2009

Company Board Committees:

•  Lead Director; Compensation; Nominating and Corporate Governance

Other Public Company Directorships:

•  United Rentals, Inc. (1998-2009)

Qualifications and Skills to Serve as a Director:

•  Former Chief Executive Officer of public companies

•  Expertise in operations, general manufacturing, international business, mergers and acquisitions, logistics, executive compensation, and strategic planning and analysis

•  Public company board and committee experience

Mr. Hicks served as Director and Vice Chairman of United Rentals, Inc., a construction equipment rental company, from 1998 until March 2009. At United Rentals, Inc., he also served as Chief Executive Officer from December 2003 until June 2007 and Chief Operating Officer from 1997 until December 2003. Mr. Hicks served as Chief Executive Officer and President of Indigo N.V., a manufacturer of commercial and industrial printers, from 1996 to 1997, and as Vice Chairman and Chief Executive Officer of Nextel Communications Corp. from 1994 to 1995. From 1967 to 1994, he held various executive positions with Xerox Corporation. Mr. Hicks also served as a Director of Perdue Farms Inc. from 1991 to 2014. Mr. Hicks holds a B.A. degree in Economics from Indiana University.

Judith A. Johansen Age: 61 Director Since: 2006

Company Board Committees:

•  Compensation, Chair; Nominating and Corporate Governance

Other Public Company Directorships:

•  IDACORP and Idaho Power Company, Member of Compensation and Corporate Governance & Nominating Committees

Qualifications and Skills to Serve as a Director:

•  Former Chief Executive Officer of a public company

•  Expertise in operations, general manufacturing, international business, mergers and acquisitions, logistics, executive compensation, and strategic planning and analysis

•  Public company board and committee experience

Ms. Johansen served as President of Marylhurst University in Lake Oswego, Oregon, a position she held from July 2008 to September 2013. From December 2001 through March 2006, Ms. Johansen was President and Chief Executive Officer of PacifiCorp, an electric utility, and was their Executive Vice President of Regulation and External Affairs from December 2000 to December 2001. She was Administrator and Chief Executive Officer of the Bonneville Power Administrator, a regional Federal power marketing agency, from 1998 to 2000. Ms. Johansen earned her B.A. in Political Science from Colorado State University and her J.D. from Northwestern School of Law at Lewis & Clark College.

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Proposal No. 1 – Election of Directors

Tamara L. Lundgren Age: 62 Director Since: 2008

Company Board Committees:

•  None (Ms. Lundgren is the Company’s CEO)

Other Public Company Directorships:

•  Ryder System, Inc., Member of Audit and Corporate Governance & Nominating Committees

•  Parsons Corporation, Chair of Compensation Committee and Member of Executive Committee.

•  Ms. Lundgren has served on the Board of Directors of Parsons Corporation since 2011. Parsons Corporation became a public company in May 2019. Ms. Lundgren has informed the Parsons Corporation Board of Directors that she will not seek re-election to the Corporation’s Board at its April 2020 Annual Meeting.

Qualifications and Skills to Serve as a Director:

•  Chief Executive Officer of Schnitzer Steel Industries, Inc.

•  Expertise in commodities, strategic planning and analysis, finance, operations, change management, international business, government and community relations, mergers and acquisitions, and investment banking

•  Public company board and committee experience

Ms. Lundgren has served as President, Chief Executive Officer and a Director of the Company since December 2008. Ms. Lundgren joined the Company in September 2005 as Vice President and Chief Strategy Officer, and held positions of increasing responsibility including President of Shared Services and Executive Vice President and Chief Operating Officer. Prior to joining the Company, Ms. Lundgren was a managing director in investment banking at JPMorgan Chase, which she joined in 2001. From 1996 until 2001, Ms. Lundgren was a managing director of Deutsche Bank AG in New York and London. Prior to joining Deutsche Bank, Ms. Lundgren was a partner at the law firm of Hogan Lovells (formerly Hogan & Hartson, LLP) in Washington, D.C. Ms. Lundgren also currently serves as a Director of the Federal Reserve Bank of San Francisco. She earned her B.A. from Wellesley College and her J.D. from the Northwestern University School of Law.

Vote Required to Elect Directors

Holders of Class A Common Stock and Class B Common Stock will vote together as a single class on this matter, and each share is entitled to one vote for each director nominee. Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Proxies received from shareholders of record, unless directed otherwise, will be voted FOR the election of each of the nominees. Abstentions and broker non-votes will have no effect on the results of the vote.

The Board of Directors recommends that shareholders vote “FOR” the election of each of the nominees named above.

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Proposal No. 1 – Election of Directors

Class III Directors

John D. Carter Age: 73 Director Since: 2005

Company Board Committees:

•  Board Chairman

Other Public Company Directorships:

•  Northwest Natural Gas Company, Member of Governance and Finance Committee and Member of Audit Committee

•  FLIR Systems, Inc.

Qualifications and Skills to Serve as a Director:

•  Former Chief Executive Officer of Schnitzer Steel Industries, Inc.

•  Extensive international business experience

•  Expertise in strategic planning and analysis, mergers and acquisitions, operations, environmental affairs, and government relations

•  Public company board and committee experience

Mr. Carter has been Chairman of the Board since December 2008 and was President and Chief Executive Officer of the Company from May 2005 to December 2008. From 2002 to May 2005, Mr. Carter was engaged in a consulting practice focused primarily on strategic planning in transportation and energy for national and international businesses, while also owning other small business ventures. From 1982 to 2002, Mr. Carter served in a variety of senior management capacities at Bechtel Group, Inc., an engineering and construction company, including as Executive Vice President and Director, as well as President of Bechtel Enterprises, Inc., a wholly-owned subsidiary, and other operating groups. He retired from Bechtel at the end of 2002. Prior to his Bechtel tenure, Mr. Carter was a partner in a San Francisco law firm. He is a graduate of Stanford University and Harvard Law School.

Michael W. Sutherlin Age: 73 Director Since: 2015

Company Board Committees:

•  Compensation; Audit

Other Public Company Directorships:

•  Peabody Energy Corporation, Member of the Compensation Committee and Chair of the Nominating Committee

Qualifications and Skills to Serve as a Director:

•  Experience as public company Chief Executive Officer and public company Board Chairman

•  Manufacturing and mining sector experience

•  Core operations, executive leadership, international business, and executive compensation experience

•  Public company board and committee experience

Mr. Sutherlin served as President and Chief Executive Officer and Director of Joy Global, Inc., a manufacturer and servicer of mining equipment for the extraction of coal and other minerals and ores, from 2006 until 2013. He was Executive Vice President, President and Chief Operating Officer of Joy Mining Machinery from 2003 to 2006. Prior to that time, Mr. Sutherlin held positions of increasing responsibility for Varco International, Inc., including President and Chief Operating Officer and Division President. Mr. Sutherlin holds a Bachelor of Business Administration from the Texas Tech University and an MBA from the University of Texas at Austin.

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Proposal No. 1 – Election of Directors

Class I Directors

Rhonda D. Hunter Age: 57 Director Since: 2017

Company Board Committees:

•  Audit; Nominating and Corporate Governance

Other Public Company Directorships:

•  Interfor Corporation, Member of the Audit Committee and the Environment & Safety Committee

Qualifications and Skills to Serve as a Director:

•  Experience as a senior executive at a commodities-based public company

•  Expertise in inventory and planning, environmental and work systems, finance and accounting, international business, strategic planning, growth management, operational integration, and operations

•  Public company board and committee experience

Ms. Hunter was Senior Vice President, Timberlands, of Weyerhaeuser Company from 2014 until her retirement in January 2019. Ms. Hunter was Vice President, Southern Timberlands, of Weyerhaeuser from 2010 to 2014. Ms. Hunter previously held a number of financial and operational leadership positions within Weyerhaeuser with increasing P&L responsibility. Ms. Hunter joined Weyerhaeuser in 1987 as an accountant. Ms. Hunter holds a Bachelor of Science in Accounting from Henderson State University and has completed executive education at Harvard Business School and Duke University.

David L. Jahnke Age: 66 Director Since: 2013

Company Board Committees:

•  Audit, Chair; Compensation

Other Public Company Directorships:

•  First Interstate BancSystem, Inc., Vice-Chair of Board; Member of the Executive Committee and the Governance and Nominating Committee

Qualifications and Skills to Serve as a Director:

•  Public accounting, financial reporting, and internal controls experience

•  Experience in complex financial transactions, international business and executive compensation

•  Public company board and committee experience

Mr. Jahnke held various positions at KPMG, the international accounting firm, from 1975 until 2010. From 2005 to 2010, he was the Global Lead Partner for a major KPMG client and was located in KPMG’s Zurich, Switzerland office. Prior to that time, he held positions of increasing responsibility at KPMG, including Office Managing Partner and Audit Partner in Charge of the Minneapolis office from 1999 to 2004. He is a director of Swiss Re America Holding Corporation where he serves as Chair of its Audit Committee and is a member of its Executive Committee. Mr. Jahnke holds a B.S. in Accounting from the University of Minnesota-Twin Cities.

William D. Larsson Age: 74 Director Since: 2006

Company Board Committees:

•  Nominating and Corporate Governance, Chair; Audit

Other Public Company Directorships:

•  Clearwater Paper Corporation, Member of Audit Committee and Nominating and Governance Committee

Qualifications and Skills to Serve as a Director:

•  Former public company Chief Financial Officer

•  Experience in general manufacturing, international business, mergers and acquisitions, executive compensation, strategic analysis, and growth management and organizational integration

•  Public company board and committee experience

Mr. Larsson was Senior Vice President and Chief Financial Officer from 2000 until 2009, of Precision Castparts Corp., a leading manufacturer of complex metal components and products principally for the aerospace and power generation industries. He earned a B.S. in Economics and a B.S. in Mathematics from the University of Oregon and an MBA from California State University at Long Beach.

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Proposal No. 1 – Election of Directors

Corporate Governance

The Company is committed to strong corporate governance. The Company is governed by a Board of Directors and Committees of the Board that meet throughout the year. Directors discharge their responsibilities at Board and Committee meetings and also through other communications with management.

Our Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee (the “N&CG Committee”), each of which has a written charter adopted by the Board of Directors, copies of which are posted on our website at www.schnitzersteel.com. The Board of Directors has also adopted Corporate Governance Guidelines which are posted on our website. Under our Corporate Governance Guidelines, committee members are appointed annually and the chairs of, and director membership on, committees are periodically rotated based on the skills, desires, and experiences of the members of the Board.

Director Independence

The Board of Directors has determined that Wayland R. Hicks, Rhonda D. Hunter, David L. Jahnke, Judith A. Johansen, William D. Larsson, and Michael W. Sutherlin are “independent directors” as defined by our Corporate Governance Guidelines, SEC rules, and NASDAQ listing requirements. Accordingly, a majority of the directors have been determined to be independent directors. The independent directors regularly meet in executive sessions at which only independent directors are present.

The independent directors serve on the following committees:

Board Committees

Director	Audit	Compensation	Nominating & Corporate Governance
Wayland R. Hicks		•	•
Rhonda D. Hunter	•		•
David L. Jahnke	C	•
Judith A. Johansen		C	•
William D. Larsson	•		C
Michael W. Sutherlin	•	•

  • = Member                     C = Chair

During fiscal 2019, the Board of Directors held four meetings, the Audit Committee held eight meetings, the Compensation Committee held five meetings, and the N&CG Committee held four meetings. Each director attended at least 75% of the aggregate number of meetings of the Board and committees of the Board on which he or she served that were held during the period for which he or she served. We encourage all directors to attend each annual meeting of shareholders. All directors then serving attended the 2019 annual meeting.

Board Leadership

The Board periodically assesses its leadership structure in light of the Company’s needs and circumstances. The Board leadership structure currently separates the role of Chairman and CEO and has an independent lead director since the Chairman and CEO are non-independent directors. This leadership structure enables the Board to better fulfill its risk oversight responsibilities, as described under “The Board’s Role in Risk Oversight.” Under our Corporate Governance Guidelines, the lead director role is periodically rotated among the independent directors. The lead director’s responsibilities include: facilitating effective communication between the Board and management; consulting with the Chairman and the CEO; and presiding at meetings of the Board when the Chairman is not present, including executive sessions of the independent directors. The lead director generally attends all meetings of the Board’s committees.

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Proposal No. 1 – Election of Directors

Board Committees and Responsibilities

Audit Committee

Chair: David L. Jahnke

Additional Members: Rhonda D. Hunter, William D. Larsson, and Michael W. Sutherlin

Meetings Held in 2019: Eight

Independence: Our Board has determined that each member of the Audit Committee meets all additional independence requirements for Audit Committee members under applicable SEC regulations and NASDAQ rules.

Audit Committee Financial Literacy and Expertise: Our Board also has determined that each member of the Audit Committee is financially literate under applicable SEC and NASDAQ rules and is an “audit committee financial expert” as defined in regulations adopted by the SEC.

The Audit Committee represents and assists the Board in oversight of our accounting and financial reporting processes and the audits of our financial statements; appointing, approving the compensation of, and overseeing the independent auditors; reviewing and approving all audit and non-audit services performed by the independent auditors; reviewing the scope and discussing the results of the audit with the independent auditors; reviewing management’s assessment of the Company’s internal controls over financial reporting; overseeing the Company’s compliance program; overseeing the Company’s internal audit function; reviewing with management the Company’s major financial risks and legal risks that could have a significant impact on the Company’s financial statements; and reviewing and approving, as appropriate, all transactions of the Company with related persons (see “Certain Transactions”).

Compensation Committee

Chair: Judith A. Johansen

Additional Members: Wayland R. Hicks, David L. Jahnke, and Michael W. Sutherlin

Meetings Held in 2019: Five

Independence: Our Board has determined that each member of the Compensation Committee meets the additional independence standards for Compensation Committee members under the NASDAQ rules and qualifies as a non-employee and outside director under Rule 16b-3 under the Securities Exchange Act of 1934 and under section 162(m) of the Internal Revenue Code, respectively.

Compensation Committee Interlocks and Insider Participation: No members of the Compensation Committee who served during 2019 were officers or employees of the Company or any of its subsidiaries during the year, were formerly Company officers, or had any relationship otherwise requiring disclosure as a compensation committee interlock.

The Compensation Committee has overall responsibility for the administration of the Company’s executive and director compensation plans and equity-based plans; overseeing and evaluating the performance of the CEO and determining the CEO’s compensation; administering and interpreting executive compensation plans, the Company’s stock plans, and all other equity-based plans from time to time adopted by the Company, including our 1993 Amended and Restated Stock Incentive Plan (“SIP”); reviewing and assessing the risks related to the design of the Company’s compensation programs and arrangements determining the compensation of the other executive officers; in consultation with the N&CG Committee, reviewing and recommending to the Board for approval compensation for members of the Board, including compensation paid to the Chairman, Lead Director, and committee chairs; and overseeing the preparation of executive compensation disclosures included in the Company’s proxy statement in accordance with the SEC rules and regulations. For a description of the Compensation Committee’s activities regarding executive compensation, refer to the “Compensation Discussion and Analysis.”

Notice of Annual Meeting of Shareholders and 2019 Proxy Statement |	24

Proposal No. 1 – Election of Directors

Nominating and Corporate Governance (“N&CG”) Committee

Chair: William D. Larsson

Additional Members: Wayland R. Hicks, Rhonda D. Hunter, and Judith A. Johansen

Meetings Held in 2019: Four

Independence: Our Board has determined that each member of the N&CG Committee is independent under applicable SEC regulations and NASDAQ rules.

The N&CG Committee has responsibility for identifying, selecting, and recommending to the Board individuals proposed to be (i) nominated for election as directors by the shareholders or (ii) elected as directors by the Board to fill vacancies; working with the Chairman of the Board and the Lead Director, seeking to ensure that the Board’s committee structure, committee assignments, and committee chair assignments are appropriate and effective; developing and recommending to the Board for approval, and reviewing from time to time, a set of corporate governance guidelines for the Company, which includes a process for the evaluation of the Board, its committees, and management; reviewing and evaluating risks related to corporate governance practices and leadership succession; developing and maintaining director education opportunities; and monitoring compliance with the corporate governance guidelines adopted by the Board.

Assessment of Director Qualifications

The N&CG Committee uses a Board composition matrix to inventory, on at least an annual basis, the expertise, skills, and experience of each director to ensure that the overall Board maintains a balance of knowledge and relevant experience. The Committee carefully reviews all director candidates, including current directors, based on the current and anticipated composition of the Board, our current and anticipated strategy and operating requirements, and the long-term interests of shareholders. In assessing current directors and potential candidates, the N&CG Committee considers the Board composition matrix, as well as the character, background, and professional experience of each current director and potential candidate. In its evaluation of potential candidates, the N&CG Committee applies the criteria set forth in our N&CG Committee Charter and considers the following factors from our Corporate Governance Guidelines:

•	Directors should be of the highest ethical character, exhibiting integrity, honesty and accountability, with a willingness to express independent thought;

•

Successful leadership experience and stature in an individual’s primary field, with a background that demonstrates an understanding of business affairs and the complexities of a large, publicly-held company, with particular emphasis on capital-intensive, global businesses;

•	Demonstrated ability to think strategically and make decisions with a forward-looking focus, with the ability to assimilate relevant information on a broad range of complex topics;

•	Independence and absence of conflicts of interest;

•	Demonstrated ability to work together and with management collaboratively and constructively;

•	Time available and willingness to devote the time necessary to effectively fulfill their duties as directors;

•	An awareness of the social, political, and economic environment in which the Company operates; and

•	Diversity of experience and background.

In considering the re-nomination of incumbent directors, the N&CG Committee also takes into account the performance of such persons as directors, including the number of meetings attended and the level and quality of participation, as well as the value of continuity and knowledge of the Company gained through Board service.

Diversity

The N&CG Committee strives to achieve diversity on the Board by considering skills, experience, education, length of service on the Board, and such other factors as it deems appropriate. The N&CG Committee and the Board define diversity broadly to include the background, professional experience, skills, and viewpoints necessary to achieve a balance and mix of perspectives. In evaluating potential director candidates, N&CG Committee and the Board place particular emphasis on diversity. Our Board recognizes the value of diversity and considers how a candidate may contribute to the Board in a way that can enhance perspective and judgment through diversity in gender, age, ethnic background, geographic origin, and professional experience.

Notice of Annual Meeting of Shareholders and 2019 Proxy Statement |	25

Proposal No. 1 – Election of Directors

BOARD SKILLS AND EXPERIENCE

Industry & Operations Experience We have sought directors with management and operational experience in the industries in which we compete.	Global Experience We seek directors with global business experience because our continued success depends on continuing to grow our business outside the U.S.

Investor Experience

To promote strong alignment with our investors, we have added directors who have experience overseeing capital investments and investment decisions. We believe that these directors can help focus management and the Board on the most critical value drivers for the company, including with respect to setting executive compensation targets and objectives.

Risk Management Experience

In light of the Board’s role in overseeing risk management and understanding the most significant risks facing the company, we continue to seek directors with experience in risk management and oversight.

Finance & Accounting Experience

We use a broad set of financial metrics to measure performance, and accurate financial reporting and robust auditing are critical to our success. We have a number of directors who qualify as audit committee financial experts, and we expect all of our directors to have an understanding if finance and financial reporting processes.

Environmental & Sustainability Experience

We seek directors with environmental and sustainability experience as we remain steadfast in our focus on safety, sustainability, and integrity as tenets of our Company’s core strategy to deliver growth and profitability.

Valued Expertise, Skills and Experience
CEO / PRESIDENT	63% of Directors

PUBLIC BOARD	100% of Directors

EXECUTIVE COMPENSATION	88% of Directors

STRATEGIC ANALYSIS / PLANNING	100% of Directors

MERGER & ACQUISITION	100% of Directors

GROWTH MANAGEMENT & ORGANIZATIONAL INTEGRATION	88% of Directors

BUSINESS DEVELOPMENT	100% of Directors

CHANGE MANAGEMENT	100% of Directors

INFORMATION TECHNOLOGY	50% of Directors

GOVERNMENTAL RELATIONS / ADVOCACY / COMMUNITY RELATIONSHIPS	63% of Directors

PROCUREMENT, FREIGHT AND LOGISTICS	63% of Directors

LEGAL	38% of Directors

HUMAN RESOURCES	75% of Directors

Notice of Annual Meeting of Shareholders and 2019 Proxy Statement |	26

Proposal No. 1 – Election of Directors

Board Self-Assessments

The Board conducts an annual self-evaluation to determine whether it and its committees are functioning effectively and whether its governing documents continue to remain appropriate. Our Board’s self-evaluation is facilitated by a wide range of questions related to topics including operations, composition of the Board, Board diversity, responsibilities, governing documents, and resources. As part of the Board self-evaluation process, each director also conducts an evaluation of the Chairman of the Board and the Lead Director. The process is designed and overseen by the N&CG Committee, and the results of the evaluations are discussed by the full Board. Each committee annually reviews its own performance and assesses the adequacy of its charter and reports the results and any recommendations to the Board. The N&CG Committee oversees and reports annually to the Board its assessment of each committee’s performance evaluation process. The N&CG Committee coordinates its oversight of the Board self-assessment process with its process for assessment of individual director qualifications.

Director Nominations

The N&CG Committee identifies potential director candidates through a variety of means, including recommendations from members of the Board, suggestions from Company management, and shareholder recommendations. The N&CG Committee also may, in its discretion, engage director search firms to identify candidates. Shareholders may recommend director candidates for consideration by the N&CG Committee by submitting a written recommendation to Schnitzer Steel Industries, Inc., Attn: Chair of the Nominating & Corporate Governance Committee, c/o Corporate Secretary, 299 SW Clay Street, Suite 350, Portland, Oregon 97201. The recommendation should include the candidate’s name, age, qualifications (including principal occupation and employment history), and written consent to be named as a nominee in our proxy statement and to serve as a director, if elected. All recommendations for nomination received by the Corporate Secretary that satisfy our bylaw requirements relating to such director nominations will be presented to the N&CG Committee for its consideration.

The N&CG Committee meets to discuss and consider the qualifications of each potential new director candidate, whether recommended by shareholders or identified by other means, and determines by majority vote whether to recommend such candidate to the Board of Directors. The final decision to either elect a candidate to fill a vacancy between annual meetings or include a candidate on the slate of nominees proposed at an annual meeting is made by the Board of Directors. In considering the current directors, including the director nominees proposed for election at the Annual Meeting, the N&CG Committee and the Board specifically considered the background, experiences, and qualifications described in their biographies appearing under “Proposal 1—Election of Directors” in this proxy statement.

Director Tenure

We do not have a fixed retirement age for directors. Under our Corporate Governance Guidelines, a director (other than the Chief Executive Officer) is not expected to stand for re-election after he or she has served as a director for fifteen years although the Nominating and Corporate Governance Committee may recommend to the Board that, based on specific circumstances, the director’s tenure should be extended beyond the expiration of the term during which he or she reached his or her fifteenth year of service.

The Board’s Role in Risk Oversight

We have a comprehensive enterprise risk management process in which management is responsible for managing the Company’s risks and the Board and its committees provide oversight of these efforts. Our management-level Enterprise Risk Committee is responsible for the risk management program, and provides reports to the Board at least quarterly and more frequently as circumstances require. Risks are identified, assessed, and managed on an ongoing basis and communicated to management during management meetings or otherwise as appropriate. Existing and potential material risks are reviewed during periodic executive management and/or Board meetings, resulting in Board and/or Board committee discussion and public disclosure, as appropriate.

The Board is responsible for overseeing management in the execution of its risk management responsibilities and for assessing the Company’s approach to risk management. The Board administers this risk oversight function either through the full Board or through its standing committees.

The following are the key risk oversight responsibilities of our Board and its committees:

◾  Full Board: enterprise-wide strategic risks related to our long-term strategies, including capital expenditures and material acquisitions

◾  Audit Committee: financial risks (including risks associated with accounting, financial reporting, disclosure, and internal controls over financial reporting), our compliance programs, and legal risks

◾  Compensation Committee: risks related to the design of the Company’s compensation programs

◾  N&CG Committee: risks related to corporate governance practices and leadership succession.

Notice of Annual Meeting of Shareholders and 2019 Proxy Statement |	27

Proposal No. 1 – Election of Directors

Assessment of Compensation Risk

The Compensation Committee, with the assistance of Pearl Meyer, the Compensation Committee’s independent compensation consultant, assessed the risks associated with our compensation programs and determined that they do not create risks which are reasonably likely to have a material adverse impact on us. In conducting the evaluation, the Compensation Committee reviewed our compensation structure and noted numerous ways in which risk is effectively managed or mitigated, including:

•	Balance of corporate and business unit weighting in incentive plans

•	Mix between short-term and long-term incentives

•	Caps on incentives

•	Use of multiple performance measures

•	A portfolio of varied long-term incentives

•	Committee discretion in payment of short-term incentives

•	Use of stock ownership guidelines

•	Anti-hedging and anti-pledging policies and prohibition on derivative transactions for Company stock

In addition, the Compensation Committee analyzed the overall enterprise risks and how compensation programs could impact individual behavior that could exacerbate these enterprise risks.

In light of these analyses, the Compensation Committee believes that the architecture of our compensation programs (executive and broad-based) provide multiple, effective safeguards to protect against undue risk.

Board Oversight of Management Succession Planning

Our Board and management consider succession planning and leadership development to be an integral part of the Company’s long-term strategy. At least annually, our full Board reviews senior management succession and development plans with our CEO. Our CEO presents to the full Board her evaluations and recommendations of future candidates for key leadership roles, including for the CEO position, and potential succession timing for those positions, including under emergency circumstances. Following the CEO’s presentation, the Board meets in executive session without our CEO to consider and discuss CEO succession. The Board also reviews and discusses development plans for individuals identified as high-potential candidates for key leadership positions, and the Board members interact with these candidates in formal and informal settings during the year.

Prohibition on Hedging, Pledging and Derivative Trading

Our stock trading policy, applicable to our directors and employees, prohibits hedging, pledging, and derivative trading in our Company’s stock. Specifically, our stock trading policy prohibits engaging in any short sale of our stock, establishing or using a margin account with a broker-dealer for the purpose of buying or selling our stock or using it as collateral therefor, or buying or selling puts, calls, prepaid variable forward contracts, equity swaps, collars, exchange funds, or other instruments or derivatives designed to hedge the value of our stock.

Our Holistic Sustainability Strategy – People, Planet and Profit

Sustainability, as one of our three core values, drives us to implement sustainable business practices that set the foundation for our long-term strategy, and are essential to our long-term growth and financial success.

The foundation of our strategy positively impacts all three dimensions of Sustainability: People, Planet, and Profit

PEOPLE: Through our commitment to providing a safe work environment, and a diverse and inclusive culture, we strive to create an injury-free workplace founded on respect, fairness and an equal opportunity for all our employees to reach their full career potential. Also, we are committed to positively impacting our communities through, among other things, effective community engagement, and volunteer efforts.

PLANET: We effectively manage our operations to minimize our impact on the environment. We reduce the amount of materials otherwise destined for landfills through recycling ferrous and non-ferrous scrap metal, providing extended life to used auto parts, and manufacturing of new steel products from recycled metal. We increase our use of carbon-free energy where appropriate, and conserve energy where possible.

PROFIT: Sustainability is also about ensuring the long-term profitability of our Company so we can continue to make a positive impact on our people and planet for many years to come. We are committed to embedding sustainability-based initiatives into our business to improve productivity, metal extraction yields, and product quality that contribute to increased profit margins.

Notice of Annual Meeting of Shareholders and 2019 Proxy Statement |	28

Proposal No. 1 – Election of Directors

Creation of New Long-Term Sustainability Goals

In December 2019, we released our sixth annual Sustainability Report which raised the bar by setting a series of long-term Sustainability goals that will keep us at the forefront of positive change in our industry, impacting all three dimensions of Sustainability – People, Planet and Profit.

PEOPLE:

Safety Excellence: Achieving a 1.00 Total Case Incident Rate by FY 2025

Volunteerism: By FY 2025, donating at least 10,000 hours of paid Volunteer Time Off for employees to positively impact our communities

PLANET:

Greenhouse Gas (GHG) Reduction: Reducing GHG emissions from AMR operations by 25% by FY 2025

Carbon-Free Energy: Achieving and maintaining at least 90% carbon-free energy use through FY 2025

PROFIT

Strategic Sustainable Investments: Achieving a profitability improvement target of $15/ton by leveraging sustainability- based initiatives by FY 2021

Additional information on our commitment to sustainable business practices is included in the Proxy Summary at pages 3-12.

Please also visit: http://sustainability.schnitzersteel.com/ to view our latest the Sustainability Report, which profiles the best practices we employ to ensure the sustainability of our business and the communities in which we operate.

Communication with Directors

Shareholders and other interested parties may communicate with any of the directors, including our lead independent director, by using the following address:

Board of Directors

Schnitzer Steel Industries, Inc.

299 SW Clay Street, Suite 350

Portland, OR 97201

Non-Employee Director Compensation

Our non-employee directors receive cash compensation as well as equity compensation in the form of Deferred Stock Units (DSUs) for their Board service. Compensation for our non-employee directors is set by the Board at the recommendation of the Compensation Committee.

Guiding Principles

•	Fairly compensate directors for their responsibilities and time commitments.

•	Attract and retain highly qualified directors by offering a compensation program consistent with those at companies of similar size, scope, and complexity.

•

Align the interests of directors with our shareholders by providing a significant portion of compensation in equity and setting an expectation pursuant to our Corporate Governance Guidelines that directors acquire and continue to own our common stock with a value equal to five times the director’s annual cash retainer. Directors are expected to achieve this stock ownership level within a period of five years.

Review Process

The Compensation Committee, which consists solely of independent directors, periodically assesses the form and amount of non-employee director compensation and recommends changes, if appropriate, to the Board based upon competitive market practices. The Compensation Committee’s independent compensation consultant also supports the Compensation Committee in determining director compensation and designing the related benefit programs. As part of its periodic review, the Compensation Committee conducts extensive benchmarking by reviewing director compensation data for the executive compensation peer group described in “Competitive Market Overview” on page 39.

Notice of Annual Meeting of Shareholders and 2019 Proxy Statement |	29

Proposal No. 1 – Election of Directors

Annual Compensation

The following table sets forth certain information concerning compensation paid to directors other than Ms. Lundgren, our CEO, during the fiscal year ended August 31, 2019 (unless otherwise noted in the footnotes to the table).

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
John D. Carter	300,000	—	11,262	42,573	353,835
Wayland R. Hicks	105,000	119,981	2,064	—	227,045
Rhonda D. Hunter	80,000	119,981	—	—	199,981
David L. Jahnke	98,000	119,981	10,014	—	227,995
Judith A. Johansen	98,000	119,981	—	—	217,981
William D. Larsson	90,000	119,981	5,455	—	215,436
Michael W. Sutherlin	80,000	119,981	—	—	199,981

(1)	Fees earned includes amounts deferred at the election of a director under the Deferred Compensation Plan for Non-Employee Directors, which is described below.

(2)

Represents the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Classification (“ASC”) Topic 718. These amounts reflect the grant date fair value and may not correspond to the actual value that will be realized by the directors. Stock awards consist of DSUs valued using the closing market price of the Company’s Class A common stock on the NASDAQ Global Select Market on the grant date. On January 29, 2019, the date of the Company’s 2019 annual meeting, each director then in office other than Mr. Carter and Ms. Lundgren was granted DSUs for 5,203 shares. The grant date fair value of this DSU grant to each director was $119,981 (or $23.06 per share) which was equal to the closing market price of the Company’s Class A common stock on the grant date. These DSUs vest on January 27, 2020 (the day before the 2020 Annual Meeting), subject to continued Board service. The DSUs become fully vested on the earlier death or disability of a director or a change in control of the Company (as defined in the DSU award agreement). After the DSUs have become vested, directors will be credited with additional whole or fractional shares to reflect dividends that would have been paid on the stock underlying the DSUs subsequent to the grant date. The Company will issue Class A common stock to a director for the vested DSUs in a lump sum in January of the year following the year the director ceases to be a director of the Company, subject to the right of the director to elect an installment payment program under the Company’s Deferred Compensation Plan for Non-Employee Directors.

At August 31, 2019, all non-employee directors, excluding Mr. Carter, held 5,203 shares of unvested DSUs.

(3)

With respect to Mr. Carter, the amount represents an increase of $11,262 in the actuarial present value of Mr. Carter’s accumulated benefits under the Company’s Pension Retirement Plan and the Company’s Supplemental Executive Retirement Bonus Plan. At August 31, 2019, the actuarial present value of Mr. Carter’s accumulated benefits under these plans was $415,392. During fiscal 2019, Mr. Carter received distributions of $26,141 under the Supplemental Executive Retirement Bonus Plan and distributions of $9,071 under the Pension Retirement Plan. With respect to Messrs. Hicks, Jahnke and Larsson, the directors who have elected to defer a portion of their director cash fees in accordance with the Company’s non-qualified deferred compensation plan for non-employee directors, the amounts represent the amount of interest earned on the amounts deferred that exceeds the amount of interest calculated using 120% of the applicable federal long-term rate.

(4)	Represents amounts reimbursed for out-of-pocket medical expenses and a gross-up for income and employment taxes in the amount of $21,287 related to those benefits.

The annual fee for non-employee directors is $80,000 ($105,000 for the Lead Director). We do not pay fees for attendance at Board and committee meetings. The annual cash retainer for the Chairs of the Audit and Compensation Committees is $18,000 and for the Chair of the N&CG Committee is $10,000. The Lead Director and Committee Chairs receive additional compensation due to the increased workload and additional responsibilities associated with these positions.

At each annual meeting of shareholders, each non-employee director receives DSUs for a number of shares equal to $120,000 divided by the closing market price of the Class A common stock on the grant date. One DSU gives the director the right to receive one share of Class A common stock at a future date (as described in footnote 2 above).

Non-employee directors may elect to defer all or part of their compensation under the Deferred Compensation Plan for Non-Employee Directors, which was adopted by the Board in 2006. Directors’ cash fees are credited to a cash account or a stock account, as selected by the director. Payments from the cash account are paid in cash, and payments from the stock account are paid in Class A common stock. In accordance with the plan, the cash account is credited with quarterly interest equal to the average interest rate paid by us under our senior revolving credit agreement (or if there are no borrowings in a quarter, at the prime rate) plus two percent. The stock account is credited with additional whole or partial shares reflecting dividends that would have been paid on the shares. Deferred amounts are paid in a single payment or in equal annual installment payments for up to 15 years commencing in January following the date the director ceases to be a director. DSUs are credited to the directors’ stock accounts under the plan when the DSUs become vested, and the awards are administered under the plan. A director may elect to receive stock under a DSU in equal annual installment payments for up to 15 years commencing in January following the date the director ceases to be a director.

Notice of Annual Meeting of Shareholders and 2019 Proxy Statement |	30

Proposal No. 1 – Election of Directors

Mr. Carter served as the Company’s CEO from May 2005 until December 2008, when he was succeeded in that position by our current CEO, Ms. Lundgren. At that time, Mr. Carter entered into an amended and restated employment agreement with the Company to serve as our Chairman of the Board, which agreement has been further amended. Under the current agreement, Mr. Carter receives an annual fee of $300,000, payable quarterly in arrears, for service as non-employee Chairman, is ineligible for other compensation paid to non-employee directors, and receives continuation of health insurance benefits. The agreement with Mr. Carter currently continues the term of his service as Chairman through the date of the Company’s annual meeting of shareholders in 2021.

We have entered into indemnity agreements with each director pursuant to which we agree to indemnify such director in connection with any claims or proceedings involving the director by reason of serving as a director of the Company, as provided in the agreement.

Notice of Annual Meeting of Shareholders and 2019 Proxy Statement |	31

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis provides a detailed description of our executive compensation philosophy and programs, the decisions that the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) have made under those programs, and the factors considered in those decisions. This Compensation Discussion and Analysis focuses on the compensation of our NEOs for fiscal 2019 disclosed in the tables under the “Compensation of Executive Officers” section of this proxy statement. The NEOs for fiscal 2019 are listed below.

Name	Title
Tamara L. Lundgren	President and Chief Executive Officer (“CEO”)
Richard D. Peach	Senior Vice President, Chief Financial Officer and Chief of Corporate Operations (“CFO”)
Michael R. Henderson	Senior Vice President and Co-President, Auto and Metals Recycling and Cascade Steel and Scrap
Steven G. Heiskell	Senior Vice President and Co-President, Auto and Metals Recycling
Jeffrey Dyck	Senior Vice President and Co-President, Cascade Steel and Scrap

Shareholder Outreach

The Compensation Committee seeks to align the Company’s executive compensation program with the interests of the Company’s shareholders. On an annual basis the compensation of our NEOs, as disclosed in our annual proxy statement, is submitted to our shareholders for a non-binding advisory vote (“Say-on-Pay”). At our 2019 annual meeting, approximately 97% of the votes cast were in favor of the advisory resolution to approve our executive compensation program.

In order to gain a better understanding of any shareholder concerns and to identify areas for improvement within our executive compensation programs, we began an investor outreach process five years ago. These discussions have involved both the Chair of the Compensation Committee and either the Chairman of the Board of Directors or our Lead Independent Director.

During 2019, we proactively reached out to investors holding approximately two-thirds of our outstanding shares. In response to our outreach efforts, investors representing nearly 20% of our outstanding shares requested telephonic meetings in which we participated.

Discussions with investors and shareholder Say-on-Pay voting are key drivers in our compensation design to continue alignment between our compensation programs and the interests of shareholders.

Notice of Annual Meeting of Shareholders and 2019 Proxy Statement |	32

Compensation Discussion and Analysis

Summary of Actions Taken in Response to Shareholder Feedback

The Company values investor feedback and will continue to seek feedback through engagement initiatives to align our executive compensation programs with shareholder expectations. Shareholder feedback has influenced a number of changes to our executive compensation program in recent years, including:

Actions taken in 2016 and 2017:

✓  We revamped the proxy statement to provide greater clarity regarding our compensation philosophy, the link between short- term and long-term pay and value creation, and how the compensation plans fit within the Company’s long-term strategy.

✓ We revised our compensation peer group to better reflect companies with similar quantitative and qualitative characteristics.

✓  We revised the selection of our performance peer group using a quantitative and qualitative approach similar to that used for selecting the compensation peer group, while also reflecting companies in our industry which are viewed as traditional peers but may not be appropriate (e.g., too large) for purposes of comparing compensation.

✓ The Committee restructured the Company’s long-term performance share plan to use metrics which we believe provide better alignment with the experience of shareholders.

✓ The Committee increased the performance period for performance share awards to three years.

✓ We revised the proxy descriptions to provide a better understanding of the link between productivity and cost reduction initiatives and long-term value creation.

✓ The Committee capped non-income statement metrics in annual incentive plans at 0.5x if adjusted earnings per share were negative.
Actions taken in 2018:

✓  We enhanced the proxy statement disclosure of our long-term incentive performance metrics, including disclosure of why we have chosen specific metrics and their alignment with shareholder interests and disclosure of additional information on how the target levels were determined.

✓  We instituted a clawback policy regarding recovery of incentive compensation.

Based on shareholder feedback and to provide year-to-year consistency, the Compensation Committee determined to maintain the basic design of the executive compensation program in fiscal 2019.

Shareholder Engagement Cycle

During 2019, the shareholders with whom we had discussions expressed their support for our Board and management, as well as our governance program and engagement efforts. In addition, they also commended our responsiveness to shareholder concerns with respect to changes we have made to our executive compensation programs in recent years.

Notice of Annual Meeting of Shareholders and 2019 Proxy Statement |	33

Compensation Discussion and Analysis

How Executive Pay is Linked to Company Performance

Our executive compensation program is aligned with our business strategy and with creating long-term shareholder value by paying for performance consistent with what our Compensation Committee views as an acceptable risk profile. The foundation of our compensation philosophy is to:

•	Promote creation of long-term shareholder value;

•	Recruit and retain qualified, high performing executive officers;

•	Motivate high levels of performance; and

•	Be competitive in the market for talent.

Our executive compensation program emphasizes delivering compensation at a competitive market level which will allow executive officers who demonstrate consistent on-target performance over a multi-year period to earn compensation that is competitive and consistent with targeted performance levels of total compensation. When performance is above target over the long term, we believe the program will reward executives above the competitive median. Conversely, the program will provide less than the annual target compensation when performance does not meet expectations. Individual executive compensation may be above or below the annual target level, based on the Company’s performance; economic and market conditions; the individual’s performance, contribution to the organization, experience, expertise, and skills; and other relevant factors.

Initiatives: Delivering Operational and Economic Benefits to Increase Long-Term Shareholder Value
Initiative	Fiscal 2019 Results
Continued focus on safety performance	• Fiscal 2019 was the safest year recorded in our Company’s history. Our annual total recordable injury rate was 33% better than fiscal 2018
Volume growth and sales diversification	• Delivered stable ferrous and 6% higher nonferrous volumes through a combination of expanding supply channels and further diversifying sales, despite challenging market conditions
Productivity improvement initiatives	• Delivered approximately $30 million in benefits from productivity initiatives announced in early fiscal 2019
Generate operating cash flow

•   Generated $145 million in operating cash flow through profitability and strong working capital management, enabling us to continue to invest in the business, reduce debt to its lowest level in nine years and return capital to our shareholders through our quarterly dividend and share repurchases

Optimize operating platform

•   Continued to increase the efficiency of our processes in order to produce a quality product for customers on a cost-effective basis and to recover higher nonferrous volumes from the shredding process; and continued investing in additional processing technologies to increase throughput, lower processing costs, increase recovery rates, and create products with the metallic content sought by customers

Notice of Annual Meeting of Shareholders and 2019 Proxy Statement |	34

Compensation Discussion and Analysis

Summary of our Executive Compensation Program

Set forth below is a summary of our executive compensation practices.

•	We seek and carefully consider shareholder feedback regarding our compensation practices

•	We link our executive compensation to our performance

–	More than 80% of the target compensation for the CEO and approximately 70% of the target compensation for the NEOs other than the CEO are “at-risk.”

–

We select metrics in our short-term annual incentive plans that are expected to drive long-term shareholder value, and metrics in our long-term incentive plan that are intended to reflect creation of shareholder value.

–

For the CEO, the fiscal 2019 Annual Performance Bonus Program (“APBP”) metrics were linked to earnings per share (“EPS”), safety performance, productivity improvements, operating cash flow, and strategic objectives.

–	For NEOs other than the CEO, the fiscal 2019 Annual Incentive Compensation Plan (“AICP”) metrics were linked to EPS, safety performance, productivity improvements, and operating cash flow.

–

For NEOs, including the CEO, the non-income statement metrics in the annual incentive plans (i.e., safety performance, productivity improvements, and operating cash flow) were capped in fiscal 2019 at 0.5x in the event adjusted earnings per share were negative.

–

50% of the long-term equity awards are performance share awards that vest following the end of a three-year performance period based on Company performance during the period. For performance share awards granted in fiscal 2019, the metrics are based 50% on relative TSR and 50% on ROCE.

–

50% of the long-term equity awards are time-vested RSUs which vest ratably over a five-year time period, are intended to incentivize executives to create shareholder value through stock price appreciation.

–

For fiscal 2019, the annual incentive plans for the CEO and other NEOs included a bonus modifier based on target goals that were designed to support the Company’s strategic objective to profitably grow ferrous volumes. The targets for the bonus modifier were intended to be “stretch” goals that could not be easily achieved.

–

Metrics and targets for incentive plans are based on the Company’s strategic and business plans and annual budgets that are reviewed by the full Board and are analyzed and tested for reasonableness before Committee approval at the beginning of the performance period. The Committee actively evaluates the appropriateness of the financial measures used in incentive plans and the degree of difficulty in achieving specific performance targets.

•	Peer group appropriateness

–

Beginning with fiscal 2016, the process for selecting the Company’s compensation peer group was changed to identify a mix of companies which the Committee believes provides a more comparable aggregate benchmark. Quantitative and qualitative criteria were applied to better reflect current market capitalization and revenue parameters and to expand the qualitative assessment of potential compensation peers to focus on position in the value chain and exposure to international markets.

–	For fiscal 2019, our benchmarking compensation peer group included 11 companies that the Committee believed reflected appropriate industry, size, geographic scope, and market dynamics.

•	Stock ownership and retention requirements

–	We have adopted stock ownership guidelines to promote long-term alignment of the interests of our shareholders and our officers, as discussed on page 51.

–	Once officers achieve compliance, they must also retain at least 50% of shares that vest thereafter for at least three years.

•	Double-trigger for cash severance payments and benefits in change-in-control agreements

–

Our change-in-control agreements are double trigger, i.e., a change in control plus termination of the executive’s employment by the successor company without cause or by the executive for good reason are required to trigger cash severance payments and benefits.

–	No excise tax gross-ups in any new or modified change-in-control agreements.

•	Risk mitigation measures

–	We use a mix of annual and long-term incentive awards and overlapping performance periods to drive current performance in light of long-term objectives.

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Compensation Discussion and Analysis

–	The complementary and diverse performance metrics across our plans are designed to drive balanced decision-making, consistent with our model of shareholder value creation.

–	Annual incentive plans cap or limit payments when earnings results are negative.

–	Committee discretion in payment of short-term incentives.

•	Minimal perquisites

–	Perquisites totaled less than $70,000 in fiscal 2019 for the CEO and less than $11,000 for each other NEO.

•	Independent compensation consultant

–	The Committee directly retains Pearl Meyer as its compensation consultant. Pearl Meyer does not provide any other services to the Company.

•	Clawback policy to recapture incentive awards

–

We have adopted a clawback policy with respect to incentive awards that requires that such awards be repaid to the Company in the event of certain acts of fraud or misconduct that result in the material restatement of the Company’s financial results.

Fiscal 2019 Business Performance

Fiscal 2019 was our second highest earnings performance since 2011, despite challenging market conditions marked by sharp declines in selling prices for our products. Our financial and operational results demonstrated the success of our team in delivering higher sales volumes, diversifying sales, implementing productivity improvements, generating strong cash flow, and further strengthening our balance sheet by reducing debt. For the year as a whole, we experienced steadily declining prices in both recycled metals and finished steel products.

In our Auto and Metals Recycling (AMR) business, we experienced margin compression as the drop in ferrous and non-ferrous selling prices outpaced the change in purchase costs for raw materials. The fall in non-ferrous selling prices, in particular for zorba (a mixed non-ferrous metal product comprised primarily of aluminum), was the major contributor to the compressed margins. In our Cascade Steel and Scrap (CSS) business, we achieved the second highest operating income since 2008, supported by selling prices for finished steel that reached a multi-year high in the first fiscal quarter before falling significantly in the second half of the fiscal year. Extended customer destocking and lower finished steel volumes, including from severe winter weather conditions, were the primary contributors to the decline in year-over-year results at CSS.

Our solid operating results and strong working capital management in fiscal 2019 enabled us to deliver operating cash flow of $145 million and reduce our debt to its lowest level in almost a decade, while continuing to invest in our Company and return capital to our shareholders through our quarterly dividend payments totaling $21 million. We have paid dividends in every quarter since becoming a public company in 1993. In addition to our quarterly dividends, we repurchased $13 million, or almost 2% of our total outstanding shares in fiscal 2019.

*FY18 EPS included discrete income tax benefits of $1.58 per share from the release of valuation allowances on deferred tax assets and tax reform.

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Compensation Discussion and Analysis

The following is a summary of our fiscal 2019 accomplishments. Additional detail can be found in our Annual Report on Form 10-K.

Fiscal 2019 Accomplishments

Improved safety performance

◾  Fiscal 2019 was the safest year recorded in our Company’s history. Our annual total recordable injury rate was 33% better than fiscal 2018.

Delivered targeted productivity improvements

◾ Delivered approximately $30 million in benefits from productivity initiatives announced in early fiscal 2019.

Successfully navigated challenging market conditions

◾  Reported earnings per share of $2.01, the second-highest performance since 2011.

◾  Maintained stable ferrous sales volumes and achieved 6% higher nonferrous sales volumes compared to fiscal 2018 through a combination of expanding supply channels and further diversifying sales.

◾  Exported our ferrous and nonferrous products to 26 countries, demonstrating the flexibility of our operating platform.

Generated $145 million of operating cash flow
◾ Reduced debt to $105 million, its lowest level since fiscal 2010.
◾ Returned capital to shareholders through quarterly dividend payments totaling $21 million and share repurchases of $13 million, or almost 2% of total outstanding shares.

Our fiscal 2019 compensation program links pay to performance. As a result of this linkage of pay to performance, actual compensation in fiscal 2019 was lower than target levels reflecting alignment with the Company’s financial performance as represented by the following:

•

The Compensation Committee exercised discretion in March 2019 to exclude earnings by the CEO during the first half of fiscal 2019 from the calculation of the CEO’s bonus due to the challenging market conditions during such period. As a result, the overall Annual Performance Bonus Program (“APBP”) paid out at the equivalent of 0.47x of target for the CEO.

•

The Compensation Committee exercised discretion, including determining in March 2019 to exclude earnings by the other NEOs during the first half of fiscal 2019 from the calculation of the other NEOs’ bonuses due to the challenging market conditions during such period. As a result, the Committee determined to set the overall Annual Incentive Compensation Plan (“AICP”) payout for the other NEOs at the equivalent of 0.45x of target.

The Executive Compensation Process

Role of the Compensation Committee. The Committee is responsible for:

•	Developing and making recommendations to the Board with respect to our compensation policies and programs;

•	Determining the levels of all compensation to be paid to the CEO and other NEOs (including annual base salary and incentive compensation, equity incentives, and benefit plans); and

•	Administering and granting stock options, performance shares, RSUs, and other awards under our 1993 Amended and Restated Stock Incentive Plan (“SIP”).

The Committee cannot delegate this authority. The Committee regularly reports its activities to the Board.

The Committee comprises four directors, each of whom has been determined by the Board to be independent under our Corporate Governance Guidelines, applicable SEC and NASDAQ rules, and IRS regulations. Currently, the members of

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Compensation Discussion and Analysis

the Committee are Judith A. Johansen, Chair, Wayland R. Hicks, David L. Jahnke, and Michael W. Sutherlin. The Committee operates pursuant to a written charter (available on the Company’s website at http://www.schnitzersteel.com/ documents/compensation-committee-charter-jul-2016.pdf) which is reviewed by the Committee on an annual basis and approved by the Board. The Committee meets at least quarterly and more frequently as circumstances require, including in executive session with the Committee’s independent compensation consultant. In fiscal 2019, the Committee held five meetings.

Use of Compensation Consultants. The Committee has authority to retain compensation consultants to assist it in the evaluation of executive officer and employee compensation and benefit programs. The Committee directly retained Pearl Meyer as its compensation consultant for fiscal 2019. In fiscal 2019, Pearl Meyer performed, among others, the following services for the Committee:

•	Attended Committee meetings by telephone and in person as requested by the Committee and participated in executive sessions without management present; and

•

Provided input and participated in discussions related to CEO annual and long-term incentive plan goal design and metrics and other NEO annual and long-term incentive plan design and metrics for fiscal 2019.

The Committee’s independent compensation consultant provides information and data to the Committee from its surveys, proprietary databases, and other sources, which the Committee utilizes along with information provided by management and obtained from other sources. In making its decisions, the Committee reviews such information and data provided to it by its independent compensation consultant and management and also draws on the knowledge and experience of its members as well as the expertise and information from within the Company, including from the human resources, legal, and finance groups. The Committee considers executive and director compensation matters at its quarterly meetings and at special meetings as needed based on our annual compensation schedule.

Pearl Meyer and its affiliates did not perform any additional services for the Company or any of its affiliates in fiscal 2019.

Separately, the Company retained Willis Towers Watson to provide management with performance data for the relative TSR calculation under the Company’s Long-Term Incentive Plan (“LTIP”).

CEO’s Role in the Compensation-Setting Process. The CEO, with input from Pearl Meyer, makes recommendations to the Committee regarding compensation for the other NEOs. The CEO participates in Committee meetings at the Committee’s request to provide background information regarding our strategic objectives and to evaluate the performance of and make compensation recommendations for the other NEOs. The Committee utilizes the information provided by the CEO along with other information from within the Company, input from its independent compensation consultant, and the knowledge and experience of the Committee members in making compensation decisions. The Chair of the Committee recommends the CEO’s compensation to the Committee in executive session, not attended by the CEO.

Annual Evaluation. The Committee annually evaluates the performance of the NEOs with the input from the CEO and, in executive session, evaluates the performance of the CEO and determines the annual incentive bonuses for all of the NEOs for the prior fiscal year. The Committee also approves the NEOs’ performance objectives for the current fiscal year, reviews and, if appropriate, adjusts their base salaries and annual incentive plan targets, and considers and approves LTIP grants.

Performance Objectives. The Committee approved performance objectives for fiscal 2019 based, in part, on an active dialogue with the CEO regarding strategic objectives and performance targets. Metrics are tied to our strategic and business plans and to annual budgets reviewed by the full Board. Short-term management objectives, such as productivity improvements, are designed to achieve specific goals that are expected to drive long-term shareholder value.

Metrics and targets are analyzed and tested for reasonableness prior to Committee approval at the beginning of the performance period. The Committee actively evaluates the appropriateness and rigor of the financial measures used in incentive plans and the degree of difficulty in achieving specific performance targets. As part of this evaluation, the Committee compares prior year metrics and results and also considers market and business conditions when the targets are established. The Committee believes that consideration of these factors is needed to ensure that targets are aligned with the desired degree of difficulty. The following flowchart provides an overview of the Committee’s process in setting performance goals.

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Compensation Discussion and Analysis

Setting Performance Goals

Competitive Market Overview. While the Committee does not believe that it is appropriate to establish compensation levels based solely on benchmarking, it believes that information regarding pay practices at peer companies is useful in two respects. First, the Committee recognizes that our compensation practices must be competitive in order to recruit and retain talented executives, and reviewing market pay practices provides a framework for assessing competitiveness. Second, marketplace information is one of the many factors that the Committee considers in assessing the reasonableness of compensation. Although the Committee considers compensation levels for executive officers of other companies, it does not mechanically apply the data but rather engages in a rigorous quantitative and qualitative review and weighing of the competitive information with other Company and individual performance factors, such as our specific business strategy, financial situation, specific duties and responsibilities, and performance, in making its compensation determinations.

There are few, if any, direct public market peers of an equivalent size. Accordingly, determining market comparisons requires a review of companies in auto and metals recycling and in steel manufacturing, as well as companies in the closely-related mining and raw materials businesses, and in broader industrial and financial markets from which we attract executive talent. In addition, as we interface with customers around the world, we seek specialized and top caliber executive officers from the broad national and international business executive pools. Proxy data from relevant companies, as well as input from the Committee’s compensation consultant, are utilized. Total compensation is periodically compared to the competitive market in setting compensation for executive officers.

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Compensation Discussion and Analysis

The Committee has established a separate performance peer group for purposes of the TSR metric in our fiscal 2019 three-year performance share awards. In developing the performance peer group, we used a quantitative and qualitative approach similar to that used for selecting the compensation peer group while adding companies viewed as traditional peers, who for reasons of size may not be appropriate for purposes of comparing compensation. There were no changes to the performance peer group in fiscal 2019 from fiscal 2018. The following table shows the companies in the compensation and performance peer groups used in fiscal 2019:

	Market Capitalization (in $ millions)(1)	Annual Revenue (in $ millions)(1)	Fiscal 2019 Compensation Peer Group	Fiscal 2019 Performance Peer Group
A.K. Steel Holding Corp.	683	6,791	X	X
Allegheny Technologies Inc.	2,499	4,143	X	X
Century Aluminum Co.	490	1,932	X	X
Cleveland-Cliffs Inc.	2,144	2,338	X	X
Cloud Peak Energy Inc.(2)	3	761
Coeur Mining, Inc.	1,215	610	X	X
Commercial Metals Co.	1,848	5,829	X	X
Gerdau S.A.	5,095	11,443		X
Ferroglobe PLC	222	2,170		X
Harsco Corporation	1,437	1,681	X	X
Hecla Mining Co.	873	567	X	X
Minerals Technologies Inc.	1,690	1,813	X	X
Nucor Corporation	14,849	25,031		X
Sims Metal Management Ltd.	1,569	4,621	X	X
Steel Dynamics Inc.	5,930	11,715		X
SunCoke Energy Inc.	569	1,532	X	X
United States Steel Corporation	1,890	14,464		X

(1)	Market capitalization data is as of August 31, 2019 and annual revenue data is as of the last 12 months ended August 31, 2019.

(2)	As a result of bankruptcy filings, this company was removed from the compensation peer group in fiscal 2019.

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Compensation Discussion and Analysis

Elements of Compensation

Our executive compensation program consists of the items described below.

	Program(1)	Purpose	Relevant Performance Metrics
Annual	Base Salary CEO: 18% Other NEOs: 31%	To provide a competitive foundation and fixed rate of pay for the position and associated level of responsibility	Not Applicable
	Annual Performance Bonus Program (APBP) for CEO: 26%	To incentivize CEO achievement of annual operating, financial, and management goals	EPS (50%) Safety Performance(2) (10%) Productivity Improvements (10%) Operating Cash Flow (10%) Strategic Objectives (20%) Ferrous Sales Volumes(3)
	Annual Incentive Compensation Plan (AICP) for other NEOs: 29%	To incentivize achievement of annual operating, financial, and management goals	EPS (55%) Safety Performance(2) (15%) Productivity Improvements (15%) Operating Cash Flow (15%) Ferrous Sales Volumes(3)
Long Term	Restricted Stock Units CEO: 28% Other NEOs: 20%	To focus NEOs on long-term shareholder value creation	Absolute share price appreciation
	Performance Share Awards CEO: 28% Other NEOs: 20%	To focus NEOs on achievement of financial goals and long-term shareholder value creation	Relative Total Shareholder Return (TSR) (50%) Return on Capital Employed (ROCE) (50%)

(1)	Represents a percentage of total compensation.

(2)	Lost Time Incident Rate (“LTIR”); Total Case Incident Rate (“TCIR”); and Layered Safety Observations (“LSO”).

(3)	See “Components of Compensation–Bonus Modifier” described below.

For performance shares awarded in fiscal 2019, the performance period is three years and the following metrics are utilized:

•	Relative TSR against a peer group of companies with similar financial and operational characteristics (50% weighting); and

•	ROCE against specific targets over the three-year performance period (50% weighting).

Working with its independent compensation consultant, the Committee determined that TSR provides alignment with the experience of shareholders and that ROCE, which measures how effectively we employ our capital over time, promotes efficient use of capital and long-term growth to create sustainable value for our shareholders.

The Committee believes that our compensation programs provide an appropriate balance between:

•	fixed and at-risk pay; and

•	short-term and long-term incentives.

While the Committee focuses on the total compensation opportunity for the NEO and not on a specific percentage of total compensation for any particular element, a substantial portion of the compensation opportunity beyond base salary is at-risk and must be earned based upon achievement of annual and long-term performance goals. The proportion of compensation designed to be delivered in base salary versus variable pay depends on the NEO’s position and the opportunity for that position to influence performance outcomes; the relative levels of compensation are based on differences in the levels and scope of responsibilities of the NEOs. Generally, the more senior the level of the NEO and the broader his or her responsibilities, the greater the amount of pay opportunity that is variable.

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Compensation Discussion and Analysis

The relationship between fixed and variable pay in our compensation program is illustrated by the following charts, which show (i) the relative portions of base salary, target annual incentive, and target value of equity awards that, in aggregate, comprised the fiscal 2019 target total direct compensation of our CEO and of our other NEOs, and (ii) the relative portions of base salary, actual annual incentive, and grant date fair value of the equity awards that, in aggregate, comprised the fiscal 2019 actual total direct compensation of our CEO and our other NEOs.

Chief Executive Officer—Total Direct Compensation—Fiscal 2019

Named Executive Officers other than the CEO—Total Direct Compensation—Fiscal 2019

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Compensation Discussion and Analysis

Components of Compensation

Base Salary. Base salaries paid to NEOs are intended to attract and retain highly talented individuals. The Committee reviews the base salaries of our NEOs on an annual basis. Base salaries for NEOs are established on the basis of their individual performance and relevant business skills, scope of duties, and sustained contributions to our success, as well as competitive information as to similar positions in other relevant companies, taking into consideration relative company size and geographic location.

Effective October 2019, the Committee approved salary adjustments for the NEOs ranging from 3.0% to 9.3%.

Annual Incentive Programs. The Committee approves annual performance-based compensation under the CEO’s employment agreement and, for the other NEOs, under the AICP, as described below. A target bonus, expressed as a percentage of either base salary as of the end of the fiscal year or base salary paid during the fiscal year, is established for each NEO. The CEO’s target bonus percentage is specified under her employment agreement (see “Employment Agreements”). For other NEOs, the Committee annually reviews the target bonus percentages and approves any adjustments, which generally take effect immediately and apply on a prorated basis to bonuses payable for the current fiscal year.

Bonus Modifier. For fiscal 2019, the Committee determined that the annual incentive plans for the CEO and other NEOs include a bonus modifier based on target goals that were designed to incentivize superior progress toward achievement of our publicly stated long-term ferrous volume growth objective. The bonus modifier was subject to a downward adjustment if AMR operating income was below target (1.0x) for the fiscal year. No application of a modifier would occur if AMR operating income was below threshold (0.25x) for the fiscal year.

For the CEO, if achieved, a maximum bonus modifier of up to 15% would be applied to each of the two components of the APBP payout, provided that application of the modifier did not change the maximum bonus under each component. For the other NEOs, if achieved, a maximum bonus modifier of up to 15% would be applied to each NEO’s total AICP payout.

Payout under the bonus modifier was based on the achievement of the specific volume targets as determined by the Committee and described below.

Annual Performance Bonus Program for the CEO. The employment agreement between the Company and the CEO provides for an annual bonus program consisting of two parts: a bonus based on achievement of Company financial performance goals and a bonus based on achievement of management objectives, each of which comprise 50% of the total bonus. The total target bonus opportunity under both components for each fiscal year is stated in her employment agreement to be 150% of her base salary as of the fiscal year-end, with half of the total target bonus allocated to each part. The CEO’s employment agreement also provides that the maximum bonus payment is 3x target. The CEO’s target bonus percentage and maximum bonus percentage have remained unchanged since May 2011.

For the first part of the CEO’s annual bonus program which is based on Company financial performance, and similar to fiscal 2018, the Committee established Adjusted EPS as the sole metric for the financial performance component of the CEO’s fiscal 2019 annual bonus program.

The second part of the CEO’s annual bonus program is based on the achievement of management objectives established by the Committee. As part of its annual process, the Committee selects key objectives, the successful completion of which it believes will tie most closely to the achievement of the Company’s strategic objectives and be linked to the creation of long-term shareholder value. While the Committee believes that maintaining consistency in the objectives established from year-to-year is important, it makes changes as warranted by the Company’s strategic priorities and the overall market environment.

The Committee established four management objectives for fiscal 2019:

•	Improvement in our workplace safety as measured by OSHA safety metrics and a key leading indicator, reflecting our ongoing, multi-year focus in this area.

•	Improvement in productivity and operating costs in connection with our strategy to increase productivity and reduce costs.

•	Achieving operating cash flow targets as a reflection of improved profitability and working capital management.

•

Executing certain strategic objectives, including optimizing the Company’s operating platform, efficient use of capital, enhancing organizational structure and management development, volume growth, and increasing operating margins. The Committee determined that these represent important strategic objectives for our business platform, and the focus on these metrics in the CEO’s fiscal 2019 annual bonus program reflects the vital role the CEO’s leadership plays in ensuring execution of the Company’s strategic plan. Measurement of the achievement of these strategic objectives by the Committee is based on the annual performance evaluation of the CEO and on quantitative factors with respect to the metrics relating to volume growth, operating margin, and capital.

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Compensation Discussion and Analysis

The Committee chose these management objectives since they considered achievement of such goals as critical to both the immediate and long-term profitability of the Company. In particular, they assigned a weighting of 40% of the management objectives component of the CEO’s annual bonus performance program (overall APBP weighting of 20%) to the strategic objectives because they viewed achievement of those objectives as not only benefiting fiscal 2019 earnings and cash flow but also as being critical to future Company performance and shareholder value.

For fiscal 2019:

•	Target for Adjusted EPS at $4.10 was set at 116% and 104% above fiscal 2018 target (1.0x) and stretch (2.0x) levels, respectively.

•

The safety metric targets were based on improvements from selected historical levels, progress toward industry benchmarks, and our plan to focus on improving the quality and effectiveness of these metrics.

•	The productivity targets reflected improvements from selected historical levels.

•	The target for adjusted operating cash flow for fiscal 2019 was based on assumptions regarding increased operating income and volumes, and working capital.

•	The bonus modifier was based on superior progress toward achievement of our publicly stated long-term ferrous volume growth target.

•

The non-income statement metrics in the annual incentive plans (i.e., safety performance, productivity improvement, and operating cash flow) were capped at 0.5x in the event adjusted earnings per share were negative.

The following table shows the fiscal 2019 APBP goals and the results of each goal:

Fiscal 2019 APBP Results

	Financial Performance Goal and Management Objectives

Metric	0.0x		0.25x		1.00x		2.00x		3.00x	Results	Payout Multiple	Weighting	Total
Adjusted EPS(1)	$0	$	2.38	$	4.10	$	5.19	$	5.73	$ 2.13	0.22	50%
Safety:
AMR
TCIR	4.00		3.90		3.30		2.64		2.31	2.71
LSO	15,786		16,275		16,692		18,361		19,196	21,322
LTIR	0.97		0.95		0.77		0.62		0.54	0.51
AMR Average Multiple											2.63
CSS
TCIR	5.97		5.82		4.59		3.68		3.22	4.05
LSO	3,246		3,346		3,432		3,775		3,947	3,800
LTIR	1.29		1.26		1.05		0.84		0.74	1.14
CSS Average Multiple											1.47
Weighted Average Safety multiple(2)											2.40	10%
Productivity Improvements (in millions)	$0	$	10.0	$	15.0	$	20.0	$	22.5	$ 23.4	3.00	10%
Adjusted Operating Cash Flow (in millions)(3)	$0	$	111	$	167	$	203	$	221	$ 147	0.74	10%
Strategic Objectives(4)											1.00	20%
Payout multiple before bonus modifier													0.93

Bonus Modifier Metrics	0%		3.75%		7.5%		11.25%		15%
SSI Ferrous Sales Volumes (tons, 000s)	4,650		4,693		4,737		4,781		4,825	4,319		15%
Bonus modifier achievement											0%(5)
Payout multiple after bonus modifier													0.93

Effective Payout Multiple(6)													0.47

(1)

Adjusted EPS for fiscal 2019 was defined as the Company’s reported diluted earnings per share for fiscal 2019 before significant non-recurring and extraordinary items and the cumulative effects of changes in accounting principles, adjusted to eliminate the impact of the following items: charges in fiscal 2019 for the impairment of goodwill or other assets (“Impairments”); changes in environmental liabilities recorded in fiscal 2019 in connection with the Portland Harbor Superfund Site or certain other sites (the “Sites”) for investigation and remediation costs and natural resource or other damage claims (“Environmental Accruals”); the fines, penalties, indemnities, fees, costs and expenses incurred in fiscal 2019 in connection with the Sites (net of any insurance or other reimbursements and excluding Environmental Accruals) (“Environmental Expenses”); restructuring charges and other exit-related expenses taken by the Company in fiscal 2019 (“Restructuring Charges”); any impacts on net income, including financing charges, in fiscal 2019 as a result of any business acquisitions or business combinations completed or reviewed (including incremental costs incurred solely as a result of the

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Compensation Discussion and Analysis

transaction, whether or not consummated) in fiscal 2019 (“Acquisition Items”); any charges to reduce the recorded value of any inventory to net realizable value in connection with significant macroeconomic events (“NRV Charges”); and the discrete income tax impact of the foregoing adjustments as certified by the Audit Committee based on recommendation of the Company’s CFO (“Tax Impacts”).

(2)	Weighted average safety multiple weighted 80% AMR, and 20% CSS.

(3)

Adjusted operating cash flow for fiscal 2019 was defined as the Company’s net cash provided by operating activities for fiscal 2019 before significant non-recurring and extraordinary items and the cumulative effects of changes in accounting principles, adjusted to eliminate the cash impact of the following items: Environmental Expenses; Restructuring Charges; Acquisition Items; and Tax Impacts.

(4)	See “Fiscal 2019 APBP Results” below for a discussion of the strategic objectives metric.

(5)

For the CEO, if achieved, a maximum bonus modifier of up to 15% would be applied to each of the two components of the APBP payout, provided that application of the modifier did not change the maximum bonus under each component.

(6)

Reflects the exercise of Committee discretion in March 2019 to exclude earnings during the first half of fiscal 2019 from the calculation of the CEO’s bonus due to the challenging market conditions during such period.

Fiscal 2019 APBP Results

•

Strong performance on the management objectives driven in large part by significant over-performance in the productivity improvement and safety metrics and at or near targeted performance in the strategic objectives and cash flow metrics.

•

The success of our strategic objectives is evidenced by our strong operating performance driven by our continued focus on productivity and commercial initiatives, including nonferrous processing improvements and measures to expand our supply channels and sales diversification. Our focus on capital efficiency is demonstrated by solid profitability and operating cash flow. Our strong operating cash flow allowed us to reduce our debt to its lowest level in almost a decade while also returning capital to our shareholders through our quarterly dividend and share repurchases. These strategies reflect our overarching focus on delivering operating and financial performance which supports long-term shareholder value.

•	Our productivity improvement program centered on delivering benefits from production and functional cost efficiencies, improved asset management, procurement and logistics.

•

Total cash annual incentive payment to the CEO for fiscal 2019 under the APBP was $790,268, which reflects the exercise of discretion by the Committee in March 2019, due to the challenging market conditions during the first half of fiscal 2019, to exclude the CEO’s earnings during the first half of fiscal 2019 from the calculation of the APBP payout, and is the equivalent to a payout factor of 0.47x. This amount is included in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.”

AICP for Other NEOs. Our NEOs, other than the CEO, participate in the AICP.

•	Recognizes overall Company performance, divisional safety performance, and contribution to the achievement of productivity improvement initiatives.

•	Target bonuses based on a percentage of actual base salary paid during the fiscal year are established for the applicable NEO under the AICP.

–	Target bonus percentages remained unchanged for fiscal 2019 for Messrs. Peach and Henderson at 100% and increased for Messrs. Heiskell (from 80% to 100%) and Dyck (from 75% to 80%).

–	Differences in target bonus percentages among the NEOs reflect their varying levels of responsibility, expertise, experiences, development within roles, and positions within the industry.

For fiscal 2019, the Committee established a series of performance targets based on the Company’s Adjusted EPS, safety, productivity improvements, and operating cash flow, which utilized the same adjustments as in the fiscal 2019 APBP. In addition, consistent with the metrics used in the fiscal 2019 APBP, the Committee determined to use adjusted operating cash flow, productivity improvements, and workplace safety as the other operating metrics for the fiscal 2019 AICP to complement the financial AICP metric. Also consistent with the fiscal 2019 APBP, the non-income statement metrics under the fiscal 2019 AICP (i.e., safety performance, productivity improvements, and operating cash flow) were capped at 0.5x in the event adjusted earnings per share were negative. For additional discussion on the target levels set for each of the fiscal 2019 AICP performance goals, see the discussion of that goal under the fiscal 2019 APBP on page 44.

The Compensation Committee exercised discretion, including determining in March 2019 to exclude earnings by the other NEOs during the first half of fiscal 2019 from the calculation of the other NEOs’ bonuses due to the challenging market conditions during such period. As a result, the Committee determined to set the overall AICP payout for the other NEOs at the equivalent of 0.45x of target.

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Compensation Discussion and Analysis

The following table shows the fiscal 2019 AICP performance goals and the results of each goal:

Fiscal 2019 AICP Performance Goals

		Performance Goals

Metric		0.25x	1.00x	2.00x		Results	Payout Multiple	Weighting	Total
Adjusted EPS		$2.38	$4.10	$5.19		$2.13	0.00	55%
Safety:
AMR
TCIR		3.90	3.30	2.64		2.71
LSO		16,275	16,692	18,361		21,322
LTIR		0.95	0.77	0.62		0.51
AMR Average Multiple							1.96
CSS
TCIR		5.82	4.59	3.68		4.05
LSO		3,346	3,432	3,775		3,800
LTIR		1.26	1.05	0.84		1.14
CSS Average Multiple							1.42
Weighted Average Safety multiple(1)							1.86	15%
Productivity Improvements (in millions)		$10.0	$15.0	$20.0		$23.4	2.00	15%
Adjusted Operating Cash Flow (in millions)		$111	$167	$203		$147	0.74	15%
Payout multiple before bonus modifier									0.69

Bonus Modifier Metrics	0%	3.75%	7.5%	11.25%	15%
AMR Ferrous Sales Volumes (tons, 000s)	4,650	4,693	4,737	4,781	4,825	4,319		15%
Bonus modifier achievement							0%
Payout multiple after bonus modifier									0.69

Effective Payout Multiple(2)									0.45

(1)	Weighted average safety multiple weighted 80% AMR, and 20% CSS.

(2)

Reflects the exercise of Committee discretion, including determining in March 2019 to exclude earnings during the first half of fiscal 2019 from the calculation of the NEOs’ bonuses due to the challenging market conditions during such period.

The following table summarizes the overall AICP payouts:

Named Executive Officer	Payout ($)(1)
Richard D. Peach	312,272
Michael R. Henderson	268,962
Steven G. Heiskell	227,167
Jeffrey Dyck	171,606

(1)	These amounts are included in the “Bonus” and “Non-Equity Incentive Plan Compensation” columns of the “Summary Compensation Table” for each of these NEOs.

Long-Term Incentive Program. All of our NEOs participate in the LTIP, which consists of two components: RSUs (time-vested awards) and performance shares (performance-based awards). As described below, performance share awards granted in fiscal 2019 had two components: the TSR component and the ROCE component. LTIP award values are split equally between RSUs and performance shares. In determining the 50/50 split between RSUs and performance shares, the Committee considered several factors, including (i) the relatively longer five-year vesting period of the Company’s RSUs as compared to the typical three-year vesting schedule for restricted stock and stock options adopted by our peers; (ii) the cyclical nature of our business makes it difficult to assess forward-looking performance; and (iii) stock price volatility within the TSR component of the performance share awards is often driven by market forces beyond our control.

The award value for performance shares covering the fiscal 2019-2021 performance period was split equally between the TSR component and the ROCE component, with the number of RSUs and the target number of performance shares under the ROCE component calculated based on the closing market price of our common stock on the determination date and the target number of performance shares under the TSR component calculated based on the fair value per share of the TSR component as determined for accounting purposes.

LTIP awards are made by the Committee pursuant to our Policy on Employee Equity Awards, which was adopted by the Board in April 2007 and sets forth the process for granting equity awards. LTIP awards to NEOs are generally made based on grant guidelines expressed as a percentage of salary. Grant guidelines for NEOs other than the CEO are developed each year based on a review of (a) market-based LTIP grant levels, as assessed by both the Committee’s and management’s consultants, (b) prior year grant guidelines, and (c) CEO recommendations, taking into account performance and internal pay equity considerations, including the relative scope of the business responsibilities of each NEO, the markets in which his or her business segment operates, and his or her individual performance. Grant guidelines

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Compensation Discussion and Analysis

for the CEO are developed each year by the Committee based on a review of market-based LTIP grant levels and prior year grant guidelines and an exercise of its discretion, taking into account CEO performance.

RSU awards generally vest over five years, and awards under the performance share component have historically had a three-year performance cycle. We modified this historical practice in fiscal 2012 through fiscal 2015 and used a two-year performance cycle because the Committee determined that continuing market uncertainties made establishing three-year performance targets extremely difficult. In response to the input received through the Company’s shareholder outreach efforts, the Committee returned to the three-year performance cycle for awards made in fiscal 2016 and thereafter.

The LTIP award level approved in fiscal 2019 for the CEO was 318% of her base salary at the time of the award. The grant levels for the other NEOs as a percentage of base salary were 137% for Mr. Peach, 124% for Mr. Henderson, 141% for Mr. Heiskell, and 106% for Mr. Dyck. These grants placed the officers at the levels deemed by the Committee to be appropriate and reasonable in light of their respective performance, expertise, experience, and development within roles and responsibilities. In designing the LTIP, the Committee sought to make awards within a broad range on either side of the market median to individualize the award to the level of responsibility and performance of the recipient.

RSUs. The objective of RSUs is to align executive and shareholder long-term interests by creating a strong and direct link between executive compensation and shareholder return and to create incentives for NEOs to remain with the Company for the long term. Awarded RSUs generally vest over five years. Since fiscal 2007, we have granted RSUs instead of stock options to NEOs and other key employees to increase the equity ownership of senior management and provide a time-based incentive that the Committee believes better meets its compensation objectives. RSU awards under the LTIP are generally made pursuant to our standard form of restricted stock unit award agreement. See “All Other Stock Awards: Number of Shares of Stock or Units” in the “Grants of Plan-Based Awards in Fiscal 2019” table.

Performance Shares. Performance-based long-term incentive awards payable in our common stock are designed to focus our NEOs on the achievement of long-term objective performance goals established by the Committee and vest only to the extent those performance goals are met. Because awards are based on a three-year performance period, they maximize the leverage of both short- and long-term performance. The impact of a single year’s performance is felt in each of three performance share grants that are outstanding at any given time, so that strong performance must be sustained every year in order to provide favorable payouts. This element of executive compensation closely connects NEOs to the Company’s financial and stock performance over the short- and long-term.

Selection of Fiscal 2019-2021 Performance Measures. For performance shares awarded in November 2018, the following metrics were utilized:

•	TSR relative to a peer group of companies with similar financial and operational characteristics; and

•	ROCE against specific targets over the performance period.

We believe TSR is an appropriate measure because it inherently reflects relevant financial and operational results as share price is a reflection of our current and expected future performance and directly links a significant portion of NEO compensation to shareholder value creation. ROCE, which measures how effectively we employ our capital over time, was chosen to promote efficient use of capital and long-term growth to create sustainable value for our shareholders. ROCE balances the cyclical nature of commodity prices and the investments required to support working capital. In tandem, we believe that these metrics drive the behaviors of our management team in ways that are intended to create the most value for our shareholders.

TSR, including reinvested dividends, will be calculated for each year of the three-year performance period for the Company and each performance peer group company, except that for the first year of the performance period TSR is measured from the grant date of the award to the fiscal year end. The TSR of the Company and each of the performance peer group companies is then ranked based on their respective TSR’s from lowest to highest. The average of the Company’s TSR percentile rank for each of the three fiscal years will then be used to determine the overall relative level of TSR performance. The TSR payout level will be based on the percentile rank of our average TSR as compared to the performance peer group, as follows:

Average TSR Percentile Rank	TSR Payout Factor

less than 25%	0.0x

25%	0.5x

50%	1.0x

90% or more	2.0x

The Compensation Committee determined that using an average of the Company’s relative TSR for each year of the three-year performance period was warranted to limit the possibility of disproportionate payouts, either positive or negative, as a result of sharp stock price movements toward the end of the three-year performance period. The

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Compensation Discussion and Analysis

performance share award also contains a “positive TSR” modifier whereby if our TSR is negative when measured over the full performance period, the maximum TSR payout factor is limited to 1.0x even if the relative TSR would have resulted in a greater payout factor. In addition, the performance share award contains an overall cap which provides that the maximum value (including stock price appreciation) of shares payable under the TSR metric at the time of payment is limited to 4.0x the value of the target number of shares under the TSR metric on the date of grant of the performance share award. See “The Executive Compensation Process – Competitive Market Overview” for the listing of performance peer group companies used in fiscal 2019.

The ROCE metric is based on the average of the ROCEs achieved by the Company in each of the three years of the performance period. ROCE for each year is defined as (a) net income, excluding interest expense, divided by (b) average capital employed which is generally equal to total assets minus total liabilities other than debt and capital lease obligations. ROCE for each fiscal year will be adjusted to eliminate the impacts of impairments of goodwill or other assets; certain environmental accruals and expenses; restructuring charges and other exit-related activities; business acquisitions or combinations completed or reviewed in fiscal 2021; changes in accounting principles; charges to reduce the recorded value of any inventory to net realizable value; and the discrete income tax impact of the foregoing adjustments.

The Committee established the ROCE performance targets based on a variety of factors, including our budget for fiscal 2019, recent historical performance, most recent forecasts and expected impacts of growth initiatives, expected returns on capital expenditures and other uses of capital, and the cyclical nature of our business. In light of these circumstances, the Committee believes this three-year target is challenging but achievable. The ROCE payout level for the fiscal 2019-2021 awards will be determined as follows:

Three-Year Average ROCE Performance	ROCE Payout Factor

More than 3.8% below target	0%

3.8% below target	50%

At Target	100%

2.3% or more above target	200%

We consider the ROCE targets for uncompleted performance periods to be confidential financial information, the disclosure of which would result in competitive harm to us because they would reveal information about our growth profile and the effects of anticipated capital expenditures and corporate acquisitions, none of which is otherwise made public.

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Compensation Discussion and Analysis

Final performance share awards are calculated as follows:

Summary of Outstanding Performance Awards

(1)	The performance of each award will be measured and determined at the end of the performance period.

Fiscal 2017-2019 Results and Payouts. In recognition of challenging market conditions existing at the time, the Committee determined that for fiscal 2017 it would consider the long-term incentive awards in two stages: a grant in November 2016 at generally 50% of the previous year grant levels and a review at mid-year based on the Company’s financial and operating performance for the remaining 50%. Based on that mid-year review, in April 2017, the Committee determined to grant the second half of fiscal 2017 LTIP awards. For performance shares awarded in November 2016, the performance period was set at three years. When granting the second half of fiscal 2017 performance shares in April 2017, the Committee set the performance period as the remaining 2 1/2 years of the fiscal 2017-2019 period.

For both fiscal 2017 performance share awards, the following metrics were utilized:

•	TSR relative to a peer group of companies with similar financial and operational characteristics (weighted at 50%); and

•	Cash flow return on investment (CFROI) against specific targets over the performance period (weighted at 50%).

TSR was defined essentially the same as that term was defined in the fiscal 2019-2021 awards described above. The CFROI metric was based on average of the CFROIs achieved by the Company in each of the three years of the performance period. CFROI for each year was defined as (a) net cash provided by operating activities less net capital expenditures, divided by (b) average capital employed which is generally equal to total assets minus total liabilities other than debt and capital lease obligations. CFROI for each fiscal year was adjusted to eliminate the impacts of impairments of goodwill or other assets; certain environmental expenses; restructuring charges and other exit-related activities announced in final six months of fiscal 2019; business acquisitions or combinations completed or reviewed in fiscal 2019; discrete income tax adjustments; and changes in accounting principles.

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Compensation Discussion and Analysis

The performance goals, results, and associated performance payout for the CFROI metric for the three-year performance period ended August 31, 2019 were as follows:

	CFROI Goals

LTIP Measure	Weight	Threshold	Target	Stretch	Results	Payout Factor
CFROI	50%	3.8%	7.1%	9.1%	9.4% (1)	2.00x

(1)	Represents the weighted average of CFROI for fiscal 2017 to 2019. CFROI for fiscal 2017, 2018 and 2019 was 8.9%, 12.1% and 7.1%, respectively.

The performance goals, results, and associated payout factor for the relative TSR metric for the three-year performance period ended August 31, 2019 were as follows:

	Average TSR Percentile Rank

LTIP Measure	Weight	Threshold	Target	Stretch	Results	Payout Factor
Relative TSR	50%	25%	50%	90%	55.1% (1)	1.13x

(1)	Represents the weighted average of relative TSR for fiscal 2017 to 2019. Relative TSR for fiscal 2017, 2018 and 2019 was 30.6%, 43.9% and 90.9%, respectively.

The performance goals, results, and associated performance payout for the CFROI metric for the 2 1/2-year performance period ended August 31, 2019 were as follows:

	CFROI Goals

LTIP Measure	Weight	Threshold	Target	Stretch	Results	Payout Factor
CFROI	50%	4.0%	7.5%	9.9%	12.0% (1)	2.00x

(1)

Represents the weighted average of CFROI for the 2 1/2-year performance period ended August 31, 2019. CFROI for the second half of fiscal 2017 was 21.5% and for fiscal 2018 and 2019 was 12.1% and 7.1%, respectively.

The performance goals, results, and associated payout factor for the relative TSR metric for the 2 1/2-year performance period ended August 31, 2019 were as follows:

	Average TSR Percentile Rank

LTIP Measure	Weight	Threshold	Target	Stretch	Results	Payout Factor
Relative TSR	50%	25%	50%	90%	73.9% (1)	1.60x

(1)

Represents the weighted average of relative TSR for the 2 1/2-year performance period ended August 31, 2019. Relative TSR for the second half of fiscal 2017 was 100.0% and for fiscal 2018 and 2019 was 43.9% and 90.9%, respectively.

Based on these results, the aggregate average payout multiple for these awards was 1.70x. The number of shares issued to each NEO under these awards following vesting on October 31, 2019 is shown in the “Outstanding Equity Awards at Fiscal 2019 Year-End” table.

A participant generally must be employed by us on the October 31 following the end of the performance period to receive an award payout, although adjusted awards, pro-rated based on the period of employment during the performance period, will be paid subject to the terms of the applicable award agreement if employment terminates earlier on account of death, disability, retirement, termination without cause after the first year of the performance period, or a sale of the Company. Awards will be paid in Class A common stock as soon as practicable after the October 31 following the end of the performance period. Violation of certain non-competition covenants during the first year following termination of employment will trigger an obligation to repay any award paid out in the preceding year. See the “Stock Awards” column in the “Summary Compensation Table” and “Estimated Future Payouts Under Equity Incentive Plan Awards” column in the “Grants of Plan-Based Awards in Fiscal 2019” table.

Executive Benefits. Our executive benefits are intended, along with base salary, to provide a competitive fixed pay foundation for the work being performed by the executive. NEOs are eligible to participate in benefit plans available to non-executive employees and to receive additional benefits as described below as part of the compensation package we believe is necessary to attract and retain the desired level of executive talent.

Retirement Plans. We maintain 401(k) plans and a Pension Retirement Plan (the “Pension Plan”) for our employees, including the NEOs. The Pension Plan was “frozen” as of June 30, 2006, and no additional benefits have been accrued for participants since that date.

We also maintain a Supplemental Executive Retirement Bonus Plan (“SERBP”) in which the CEO participates. We have not added any participants to the SERBP since 2005. See “Pension Benefits at Fiscal 2019 Year End” for descriptions of the Pension Plan and the SERBP and information regarding benefits payable to the NEOs under the Pension Plan and the SERBP.

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Compensation Discussion and Analysis

Change-in-Control Agreements. To ensure that we offer competitive compensation to our NEOs, and to attract and retain top executive talent, we offer severance benefits under change-in-control agreements as part of our executive compensation packages. The purpose of these agreements is to ensure that we will have the continued attention and dedication of our senior executives during a potential change in control. The Committee believes these agreements are in the best interest of shareholders by providing certainty as to what executives would receive in a change in control, enabling them to remain focused on the business during a period of uncertainty. In April 2008, the Committee approved a change-in-control severance agreement for Messrs. Peach and Dyck. In October 2008, the Committee approved an amended change-in-control agreement with Ms. Lundgren, which amended and restated her change-in-control agreement entered into in March 2006. In 2011, the Committee approved a revised form of change-in-control agreement, which does not include any tax gross-up provisions, and this form has been used for agreements with Messrs. Henderson and Heiskell. The specific terms of the change-in-control agreements and the potential benefits payable under the agreements are discussed under “Compensation of Executive Officers – Potential Payments Upon Termination or Change-in-Control” below. At the times the agreements currently in effect were approved, the Committee received advice from Pearl Meyer, and the Company received advice from Willis Towers Watson, that the terms were competitive and consistent with market practices.

Indemnity Agreements. We have entered into indemnity agreements with each NEO pursuant to which we agree to indemnify such officer in connection with claims or proceedings involving the officer (by reason of serving as a director or officer of the Company or its subsidiaries), as provided in the agreement.

Other Benefits. Certain executive officers receive a monthly automobile allowance and use of a Company-provided credit card for fuel purchases. Both amounts are taxable to the executive as compensation income. Certain executive officers also participate in a supplemental executive medical benefits plan which provides full coverage of certain medical and dental expenses (including deductibles and co-payments) not covered by our basic medical and dental plans.

Employment Agreements

We entered into an employment agreement with our CEO in connection with her initial employment. In October 2008, we entered into an amended and restated employment agreement with our CEO, which became effective on December 1, 2008 in connection with her becoming President and CEO, and which superseded the prior agreement. That agreement was further amended in June 2011 and July 2017.

Our CEO’s employment agreement governs the terms and conditions of her employment as CEO through December 1, 2021, provided that on December 1, 2019, and on each December 1 thereafter, the employment agreement automatically extends for an additional one-year period unless we or our CEO elects not to extend the term. On December 1, 2019 her employment agreement was automatically extended for an additional one-year period (i.e., through December 1, 2022). Our CEO’s target bonus of 150% of year-end base salary and a maximum bonus payment of 3x target have remained unchanged since May 2011.

In the event that our CEO’s employment is terminated by us without cause, including our decision not to extend the term of the employment agreement, or by our CEO for good reason and not under circumstances that would give rise to severance payments to our CEO under her change-in-control agreement, our CEO would be entitled to receive severance and other benefits as described under “Potential Payments Upon Termination or Change-in-Control.” These benefits were negotiated as part of her original employment agreement in 2005.

Executive Officer Incentive Compensation Recoupment (“Clawback”) Policy

The Company has a written policy to address the recoupment of incentive-based compensation, whether paid in cash or in equity, awarded to or earned by an executive officer whose intentional acts, or failure to act, are responsible in whole, or in part, for the material restatement of the Company’s publicly filed financial statements due to fraud or misconduct, including gross negligence. In the event of such a restatement, the Compensation Committee will determine: (i) the time period involved with, and subsequent periods affected by, any such fraud or misconduct, and (ii) the amount of incentive compensation that should be recouped in each case if such fraud or misconduct is determined to have occurred.

Officer Stock Ownership Policy

To promote the long-term alignment of the interests of our officers and shareholders, we adopted the Officer Stock Ownership Policy. The policy requires each of our officers to accumulate ownership of Class A common stock with a value equal to the following multiples of base salary: CEO: 5x; Senior Vice Presidents: 2x; and Vice Presidents: 1x. To reduce the impact of stock price fluctuations on an officer’s ongoing obligation to achieve and maintain compliance with this

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Compensation Discussion and Analysis

policy, shares purchased in the open market are valued at cost, shares acquired under RSUs or performance share awards are valued at the market price on vesting, and shares acquired under stock options are valued at the market price at the time of exercise of the option, and these values remain constant. Until the requisite level of ownership is achieved, officers are required to retain at least 50% of the shares (net of shares withheld to cover taxes or sold to cover the option exercise price and taxes) received under RSUs, stock options, and performance share awards. The policy also requires officers who have achieved compliance to thereafter maintain at least the minimum ownership level and to retain 50% of the net shares received thereafter under RSUs, stock options, and performance share awards for at least three years. Each of the NEOs have achieved the minimum ownership required.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) imposes an annual deduction limit of $1 million on the amount of compensation paid to each of the CEO and certain other NEOs. Prior to the enactment of the Tax Cuts and Jobs Act of 2017 (the “TCJA”), the deduction limit did not apply to performance-based compensation satisfying the requirements of Section 162(m). However, the exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for the Company’s fiscal 2018 tax year. As a result, compensation paid to our NEOs after fiscal 2018 in excess of $1 million will generally not be deductible unless it qualifies for transition relief applicable to certain binding contracts in place as of November 2, 2017 and which were not materially modified after that date. The policy of the Committee is to structure executive compensation to maximize the deductibility of compensation where feasible consistent with our overall compensation objectives. Preserving deductibility is not the only goal for the Company’s executive compensation program, however, and the Committee retains the discretion to award compensation that is nondeductible.

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Compensation Committee Report

The Compensation Committee has:

•	Reviewed and discussed the above section titled “Compensation Discussion and Analysis” with management; and

•	Based on the review and discussion above, recommended to the Board that the “Compensation Discussion and Analysis” section be included in this proxy statement.

COMPENSATION COMMITTEE

Judith A. Johansen, Chair

Wayland R. Hicks

David L. Jahnke

Michael W. Sutherlin

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Compensation of Executive Officers

Summary Compensation Table

The following table sets forth certain information concerning compensation of the NEOs during the fiscal years ended August 31, 2017, 2018, and 2019.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan compensation Earnings ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Tamara L. Lundgren	2019	1,127,669	—	3,604,973	790,268	324,943	82,279	5,930,132
President and Chief	2018	1,104,231	—	3,499,941	4,290,000	110,184	84,179	9,088,535
Executive Officer	2017	1,014,615	—	3,499,930	4,025,309	244,373	54,212	8,838,439

Richard D. Peach
Senior Vice President,	2019	694,578	52,064	959,968	260,207	—	25,935	1,992,752
Chief Financial Officer and	2018	663,904	—	959,982	1,097,005	—	24,436	2,745,327
Chief of Corporate Operations	2017	634,108	—	959,932	831,823	—	24,213	2,450,076

Michael R. Henderson	2019	598,423	44,181	749,974	224,781	—	26,269	1,643,628
Senior Vice President and	2018	564,404	—	749,947	932,601	—	24,459	2,271,411
Co-President, AMR and CSS	2017	539,365	—	749,921	702,064	—	25,022	2,016,372

Steven G. Heiskell	2019	521,474	44,263	749,974	182,904	—	14,562	1,513,177
Senior Vice President and	2018	482,305	—	749,947	622,204	—	13,403	1,867,859
Co-President, AMR	2017	460,861	—	749,921	524,174	—	13,060	1,748,016

Jeffrey Dyck(6)	2019	481,539	27,449	514,964	144,157	—	23,451	1,191,560
Senior Vice President and	2018	464,135	—	514,979	582,516	—	23,386	1,585,016
Co-President, CSS

(1)

Represents discretionary bonus awards to Messrs. Peach, Henderson, Heiskell and Dyck in fiscal 2019 equal to the amount of the AICP payout above the amount calculated by applying the performance measure payout multiple to such NEOs’ earnings during the second half of fiscal 2019.

(2)

Represents the aggregate grant date fair value of stock awards granted during each of the years computed in accordance with FASB ASC Topic 718. These amounts reflect the grant date fair value and may not correspond to the actual value that will be realized by the NEOs. Stock awards consist of RSUs and LTIP performance shares. The grant date fair value of the RSUs is equal to the value of the underlying shares based on the closing market price of the Company’s Class A common stock on the NASDAQ Global Select Market on the grant date. The grant date fair value of the LTIP performance share awards under the CFROI and ROCE metrics is calculated by multiplying the target number of shares issuable under the award by the closing market price of the Company’s Class A common stock on the NASDAQ Global Select Market on the grant date. The grant date fair value of the LTIP performance share awards under the TSR metric is estimated using a Monte-Carlo simulation model. If the maximum number of shares issuable under LTIP performance share awards had been used in this calculation in lieu of the target number of shares, the amounts in the table for fiscal 2019 would have been: Ms. Lundgren, $5,407,455; Mr. Peach, $1,439,935; Mr. Henderson, $1,124,949; Mr. Heiskell, $1,124,949; and Mr. Dyck, $772,436.

(3)	Non-Equity Incentive Plan Compensation in fiscal 2019 consists of amounts paid under the AICP and the APBP. See “Compensation Discussion and Analysis – Annual Incentive Programs.”

(4)

Represents changes in the actuarial present value of accumulated benefits under the Pension Retirement Plan and the SERBP for each of the years presented using the same pension plan measurement date used for financial statement reporting purposes.

(5)

Includes for fiscal 2019, Company matching contributions of $11,200 to the account of each NEO under the 401(k) Plan. Includes for fiscal 2019, amounts paid for out-of-pocket medical expenses under the supplemental executive medical benefits plan to Ms. Lundgren of $53,422. Includes for fiscal 2019, premiums paid for life, disability and other insurance in the following amounts: Ms. Lundgren, $5,409; Mr. Peach, $3,747; Mr. Henderson, $3,225; Mr. Heiskell, $2,813; and Mr. Dyck, $2,601. Includes for fiscal 2019, automobile allowance and fuel purchase fringe benefits in the following amounts: Ms. Lundgren, $9,600; Mr. Peach, $9,356; Mr. Henderson, $10,356; and Mr. Dyck, $9,106.

(6)	Mr. Dyck was not a named executive officer in fiscal 2017.

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Compensation of Executive Officers

Grants of Plan-Based Awards in Fiscal 2019

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Shares Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Tamara L. Lundgren	11/15/2018				31,769	63,538	127,076	65,284	3,604,973
		—	1,699,500	5,098,500
Richard D. Peach	11/15/2018				8,460	16,919	33,838	17,385	959,968
		173,484	693,937	1,387,874
Michael R. Henderson	11/15/2018				6,609	13,218	26,436	13,582	749,974
		149,423	597,692	1,195,384
Steven G. Heiskell	11/15/2018				6,609	13,218	26,436	13,582	749,974
		126,204	504,815	1,009,630
Jeffrey Dyck	11/15/2018				4,538	9,076	18,152	9,326	514,964
		95,337	381,346	762,692

(1)

All amounts reported in these columns represent the potential incentive plan payable for performance in fiscal 2019 under the Company’s AICP or the APBP under the CEO’s employment agreement. The Committee annually approves target incentive plan levels as a percentage of either base salary as of the end of the fiscal year (for the CEO) or base salary actually paid during the fiscal year (for the other NEOs). The total target bonus percentage for Ms. Lundgren under the APBP was 150%. The target bonus percentages under the AICP for Messrs. Peach and Henderson remained unchanged for fiscal 2019 at 100% and increased for Mr. Heiskell, 80% to 100%, and for Mr. Dyck, 75% to 80%. For Messrs. Peach, Henderson, Heiskell and Dyck, the Committee retained discretion to pay bonuses below the stated threshold and above the stated maximum amounts. See “Compensation Discussion and Analysis – Annual Incentive Programs.” Bonus amounts earned based on fiscal 2019 performance are included under the Non-Equity Incentive Plan Compensation column in the “Summary Compensation Table.”

(2)

All amounts reported in these columns represent LTIP performance share awards granted in fiscal 2019 under the Company’s respective LTIP award agreements and the potential incentive plan payable based on performance during fiscal years 2019, 2020 and 2021. See “Compensation Discussion and Analysis – Long Term Incentive Program.”

(3)

Represents RSUs granted in fiscal 2019 under the Company’s SIP. RSUs vest ratably over five years, subject to continued employment. Vesting may be accelerated in certain circumstances, as described under “Potential Payments Upon Termination or Change in Control.”

(4)

Represents the aggregate grant date fair value of RSUs and LTIP performance share awards computed in accordance with FASB ASC Topic 718. The grant date fair value of the RSUs is equal to the value of the underlying restricted shares based on the closing market price of the Company’s Class A common stock on the NASDAQ Global Select Market on the grant date. The grant date fair value of the LTIP performance share awards under the ROCE metric is calculated by multiplying the target number of shares issuable under the award by the closing market price of the Company’s Class A common stock on the NASDAQ Global Select Market on the grant date. The grant date fair value of the LTIP performance share awards under the TSR metric is estimated using a Monte-Carlo simulation model.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in Fiscal 2019

We entered into an employment agreement with our CEO in connection with her initial employment. See “Compensation Discussion and Analysis – Employment Agreements” above for a description of the material terms of her employment agreement.

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Compensation of Executive Officers

Outstanding Equity Awards at Fiscal 2019 Year End

The following table sets forth certain information concerning outstanding equity awards for each NEO as of August 31, 2019.

	Stock Awards

	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

Name	(#)(1)		($)(2)	(#)		($)(2)
Tamara L. Lundgren	15,224	(3)	337,059	—		—
	20,984	(4)	464,586	—		—
	16,787	(5)	371,664	—		—
	22,293	(5)	493,567	—		—
	27,926	(6)	618,282	—		—
	52,632	(6)	1,165,272	—		—
	65,284	(7)	1,445,388	—		—
	—		—	56,968	(8)	1,261,272
	—		—	81,681	(9)	1,808,417
	—		—	114,189	(10)	2,528,144
	—		—	63,538	(11)	1,406,731
Richard D. Peach	4,176	(3)	92,457	—		—
	5,756	(4)	127,438	—		—
	4,604	(5)	101,933	—		—
	6,115	(5)	135,386	—		—
	7,659	(6)	169,570	—		—
	14,436	(6)	319,613	—		—
	17,385	(7)	384,904	—		—
	—		—	15,624	(8)	345,915
	—		—	22,402	(9)	495,980
	—		—	31,320	(10)	693,425
	—		—	16,919	(11)	374,587
Michael R. Henderson	3,263	(3)	72,243	—		—
	4,497	(4)	99,564	—		—
	3,598	(5)	79,660	—		—
	4,777	(5)	105,763	—		—
	5,985	(6)	132,508	—		—
	11,278	(6)	249,695	—		—
	13,582	(7)	300,705	—		—
	—		—	12,205	(8)	270,219
	—		—	17,501	(9)	387,472
	—		—	24,467	(10)	541,699
	—		—	13,218	(11)	292,647
Steven G. Heiskell	1,088	(3)	24,088	—		—
	4,497	(4)	99,564	—		—
	3,598	(5)	79,660	—		—
	4,777	(5)	105,763	—		—
	5,985	(6)	132,508	—		—
	11,278	(6)	249,695	—		—
	13,582	(7)	300,705	—		—
	—		—	12,205	(8)	270,219
	—		—	17,501	(9)	387,472
	—		—	24,467	(10)	541,699
	—		—	13,218	(11)	292,647

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Compensation of Executive Officers

	Stock Awards

	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

Name	(#)(1)		($)(2)	(#)		($)(2)
Jeffrey Dyck	2,240	(3)	49,594	—		—
	3,088	(4)	68,368	—		—
	2,470	(5)	54,686	—		—
	3,281	(5)	72,641	—		—
	4,110	(6)	90,995	—		—
	7,744	(6)	171,452	—		—
	9,326	(7)	206,478	—		—
	—		—	8,381	(8)	185,555
	—		—	12,017	(9)	266,056
	—		—	16,802	(10)	371,996
	—		—	9,076	(11)	200,943

(1)

Reflects RSUs that vest for 20% of the shares on October 31 of the year following the grant date and on October 31 of each of the next four years thereafter except as otherwise described below, becoming fully vested on the fifth October 31 of the year following the grant date, subject to continued employment and accelerated vesting under certain circumstances.

(2)	Market values of all shares are based on the closing market price of the Company’s Class A common stock on the NASDAQ Global Select Market on the last trading day of fiscal 2019.

(3)	This RSU fully vested on October 31, 2019.

(4)	This RSU vests as to 50% of the shares on October 31 each year in 2019 and 2020.

(5)	This RSU vests as to 33% of the shares on October 31 each year in 2019, 2020, and 2021.

(6)	This RSU vests as to 25% of the shares on October 31 each year in 2019, 2020, 2021, and 2022.

(7)	This RSU vests as to 20% of the shares on October 31 each year in 2019, 2020, 2021, 2022, and 2023.

(8)

Reflects LTIP performance shares under awards granted in the first quarter of fiscal 2017 that are subject to performance over the three-year performance period of fiscal 2017 through fiscal 2019. Vesting of these shares is also subject to continued employment until October 31, 2019. Share amounts in the table represent the number issuable based on actual performance through fiscal 2019.

(9)

Reflects LTIP performance shares under awards granted in the third quarter of fiscal 2017 that are subject to performance over the 2 1/2-year performance period of the second half of fiscal 2017 through fiscal 2019. Vesting of these shares is also subject to continued employment until October 31, 2019. Share amounts in the table represent the number issuable based on actual performance through fiscal 2019.

(10)

Reflects LTIP performance shares under awards granted in the first quarter of fiscal 2018 that are subject to performance over the three-year performance period of fiscal 2018 through fiscal 2020. Vesting of these shares is also subject to continued employment until October 31, 2020. Share amounts in the table represent the number issuable based on actual performance through fiscal 2019 and maximum level of performance in the remainder of the performance period.

(11)

Reflects LTIP performance shares under awards granted in the first quarter of fiscal 2019 that are subject to performance over the three-year performance period of fiscal 2019 through fiscal 2021. Vesting of these shares is also subject to continued employment until October 31, 2020. Share amounts in the table represent the number issuable based on actual performance through fiscal 2019 and target level of performance in the remainder of the performance period.

Stock Vested in Fiscal 2019

The following table sets forth certain information concerning vesting of stock for each NEO during the fiscal year ended August 31, 2019.

	Stock Awards

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Tamara L. Lundgren	212,692	5,721,423
Richard D. Peach	58,337	1,569,262
Michael R. Henderson	45,163	1,214,891
Steven G. Heiskell	41,762	1,123,404
Jeffrey Dyck	30,956	832,709

(1)	The value realized on vesting is based on the closing market price of the Company’s Class A common stock on the NASDAQ Global Select Market on the vesting date.

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Compensation of Executive Officers

Pension Benefits at Fiscal 2019 Year End

The following table sets forth certain information concerning accrued pension benefits for each NEO as of August 31, 2019.

Name	Age	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit ($)(1)(2)	Payments During Last Fiscal Year ($)
Tamara L. Lundgren	62	Pension Retirement Plan	14	324,393	—
		Suppl. Exec. Retirement Bonus Plan	14	1,811,346	—
Richard D. Peach	56	Pension Retirement Plan	—	—	—
Michael R. Henderson	60	Pension Retirement Plan	—	—	—
Steven G. Heiskell	50	Pension Retirement Plan	—	—	—
Jeffrey Dyck	56	Pension Retirement Plan	—	—	—

(1)

The Pension Retirement Plan Present Value of Accumulated Benefit in the above table represents the actuarial present value as of August 31, 2019 of each NEO’s frozen pension benefit, assuming commencement of benefit payments at age 65. Benefit accruals under that plan ceased when the plan was frozen on June 30, 2006, but years of service are still relevant for purposes of satisfying the five-year vesting requirement. The SERBP Present Value of Accumulated Benefit in the table above represents the actuarial present value as of August 31, 2019 of the CEO’s pension benefit calculated based on years of credited service and the maximum SERBP benefit level as of that date and assuming commencement of benefit payments one year from the determination date. Actuarial present values were calculated using a discount rate of 2.83% with respect to the Pension Retirement Plan and 2.73% with respect to the SERBP, and the RP-2014 generational mortality tables with mortality improvement scale MP-2018, the same assumptions used in the pension benefit calculations reflected in the Company’s audited consolidated balance sheet for the year ended August 31, 2019. See “Compensation Discussion and Analysis – Elements of Compensation – Executive Benefits – Retirement Plans.”

(2)

Ms. Lundgren is eligible to commence benefits under the Supplemental Executive Retirement Bonus Plan once her employment ends. If she had retired on August 31, 2019 and begun receiving benefit payments, the present value of accumulated benefits for her as reflected in the above table for that plan would have been higher by $129,439.

Defined Benefit Retirement Plans

Pension Retirement Plan. The Company’s Pension Plan is a defined benefit plan qualified under Section 401(a) of the Code. Persons who were non-union employees of the Company prior to May 15, 2006 are eligible to participate in the Pension Plan. Benefit accruals ceased on June 30, 2006. Generally, pension benefits become fully vested after five years of service and are paid in monthly installments beginning upon the later of retirement or age 65. Benefits accrued each year after August 31, 1986 and prior to June 30, 2006 in an amount equal to 2% of qualifying compensation earned in the applicable year. Qualifying compensation included base salary, subject to a legal limit for the year. Retirement benefits are payable at any time after termination of employment, subject to actuarial reduction for early start of payment before age 65. A participant may choose payment from various actuarial equivalent life annuity options or a lump sum. Death benefits are payable to a beneficiary in a lump sum; a surviving spouse may elect payment as a life annuity.

Supplemental Executive Retirement Bonus Plan. The SERBP was adopted to provide a competitive level of retirement income for certain executive officers selected by the Board. SERBP benefits become fully vested after five years of continuous service. The SERBP establishes an annual target benefit for each participant based on continuous years of service. The target benefit is an annual amount paid for the life of the employee, which is the lesser of (i) the product of 2.6% and the average of the participant’s five consecutive calendar years of highest compensation (“Final Average Compensation”) multiplied by years of continuous service, but in no event more than 65% of Final Average Compensation, or (ii) the product of $297,163 (subject to annual adjustment) multiplied by a fraction, the numerator of which is the employee’s continuous years of service and the denominator of which is the greater of the number of continuous years of service or 25. Compensation includes all cash compensation from an employer that participates in the SERBP, including salary and adjusted bonus, without taking into account voluntary reductions. Adjusted bonus means the lesser of (i) the bonus amount paid or (ii) 25% of salary during the period for which the bonus was earned. The target benefit is reduced by 100% of primary social security benefits and the Company-paid portion of all benefits payable under the Company’s qualified retirement plans to determine the actual benefit payable under the SERBP. The actual benefit will be paid as a straight life annuity or in other actuarially equivalent forms chosen by the participant commencing on the later of retirement or age 60. A participant who retires before age 60 with at least 10 years of continuous service will receive an early retirement benefit commencing on the later of retirement or age 55 equal to the normal retirement benefit reduced by 4% for each year by which commencement of benefits precedes age 60. The CEO is the only NEO who participates in the SERBP and has reached the normal retirement age under the SERBP.

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Compensation of Executive Officers

Potential Payments Upon Termination or Change in Control

Potential Payments Upon a Change in Control

The Company has entered into a change-in-control agreement with the CEO which provides certain benefits if her employment is terminated by the Company without “cause” or by her for “good reason” during a six-month period preceding a “change in control” of the Company or within 24 months after a “change in control” of the Company. In this agreement, “change in control” is generally defined to include:

•	the acquisition by any person of 20 percent or more of the Company’s outstanding Class A common stock;

•	the nomination (and subsequent election) of a majority of the Company’s directors by persons other than the incumbent directors; or

•	the consummation of a sale of all or substantially all of the Company’s assets or an acquisition of the Company through a merger or share exchange.

“Cause” generally includes willful and continued failure to substantially perform assigned duties or willfully engaging in illegal conduct injurious to the Company, and “good reason” generally includes a change in position or responsibilities that does not represent a promotion, a decrease in compensation, or a base office relocation.

The Company has also entered into change-in-control agreements with the other NEOs which provide certain benefits if the officer’s employment is terminated by the Company without “cause” or by the officer for “good reason” within 18 months after a “change in control” of the Company. These agreements contain definitions of “change in control,” “cause,” and “good reason” which are substantially identical to those contained in the change-in-control agreement for the CEO.

The Company granted LTIP performance shares to the NEOs in fiscal 2017, 2018, and 2019 pursuant to which shares of Class A common stock will be issued based on the Company’s performance during the applicable performance periods relating to the awards. The award agreements relating to the LTIP performance shares provide for an accelerated payout of the performance shares upon a “Company sale,” which generally means a sale of the Company by means of a merger, share exchange, or sale of substantially all of the assets of the Company. In addition, award agreements relating to all outstanding RSUs provide for accelerated vesting on a change in control of the Company (which has the same meaning as under the change-in-control agreements). An accelerated payout of LTIP performance shares and accelerated vesting of RSUs would occur even if the NEO’s employment was not terminated in connection with the Company sale or change in control.

The following table sets forth the estimated change-in-control benefits that would have been payable to each NEO if a change in control (including a Company sale) had occurred on August 31, 2019 and, except as noted, each officer’s employment had been terminated on that date either by the Company without “cause” or by the officer with “good reason.”

Name	Cash Severance Benefit ($)(1)	Insurance Continuation ($)(2)	Restricted Stock Unit Acceleration ($)(3)	LTIP Performance Shares Acceleration ($)(4)	Tax Gross-up Payment ($)(5)	280G Cut-Back ($)(5)	Total ($)
Tamara L. Lundgren	12,504,577	225,938	4,895,818	7,098,107	—	—	24,724,440
Richard D. Peach	2,171,075	38,816	1,331,301	1,930,276	—	—	5,471,468
Michael R. Henderson	1,859,314	30,952	1,040,138	1,507,954	—	—	4,438,358
Steven G. Heiskell	1,590,472	25,717	991,983	1,507,954	—	—	4,116,126
Jeffrey Dyck	1,323,597	26,979	714,214	1,035,467	—	—	3,100,257

(1)

Cash Severance Benefit. The change-in-control agreements provide for cash severance equal to a multiple (three for Ms. Lundgren, and one and one-half for Messrs. Peach, Henderson, Heiskell, and Dyck) times the sum of (a) the officer’s base salary plus (b) the greater of (1) the average of the officer’s last three annual bonuses, except that for Ms. Lundgren the amount taken into account for any such bonus shall not exceed three times the target bonus for such year, or (2) the most recently established target bonus. The change-in-control agreements also provide for a payment of all or a portion of the annual bonus for the year in which termination occurs. The table above does not include a bonus payment for fiscal 2019 because bonuses earned for fiscal 2019 are included in the Summary Compensation Table and no additional amount would have been earned in fiscal 2019 if the officer had terminated employment as of August 31, 2019.

(2)

Insurance Continuation. If cash severance benefits are triggered, the change-in-control agreements also provide for continuation of Company paid life, accident, and medical insurance benefits for up to 36 months following termination of employment for Ms. Lundgren, and up to 18 months for Messrs. Peach, Henderson, Heiskell, and Dyck, except to the extent similar benefits are provided by a subsequent employer. The amounts in the table above represent 36 or 18 months, as applicable, of life, accident, and medical insurance benefit payments at the rates paid by the Company for each of these officers as of August 31, 2019.

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Compensation of Executive Officers

(3)

RSU Acceleration. All RSUs for all NEOs will immediately vest on a change in control of the Company, whether or not the officer’s employment is terminated in connection with the change in control. Information regarding unvested RSUs held by the NEOs is set forth in the “Outstanding Equity Awards” table. The amounts in the table above represent the number of shares subject to unvested RSUs multiplied by a stock price of $22.14 per share, which was the closing price of the Company’s Class A common stock on August 30, 2019, the last trading day of fiscal 2019.

(4)

LTIP Performance Share Acceleration. Under the terms of the standard LTIP performance share award agreements, upon a Company sale, each NEO would receive a payout in an amount equal to the greater of (a) 100% of the target share amount, or (b) the payout calculated as if the performance period had ended on the last day of the Company’s most recently completed fiscal quarter prior to the date of the Company sale, taking into account provisions in the award agreements for calculating performance for a shorter performance period and a partial year. The accelerated payouts would occur whether or not the officer’s employment was terminated in connection with the Company sale. The amounts in the table above represent the value of outstanding LTIP performance share awards that would vest and be paid out pursuant to the terms of the award agreements on a Company sale based on a stock price of $22.14 per share, which was the closing price of the Company’s Class A common stock on August 30, 2019, the last trading day of fiscal 2019.

(5)

280G Tax Gross-up Payment and Cut-Back. If any payments to Ms. Lundgren and Messrs. Peach and Dyck in connection with a change in control are subject to the 20% excise tax on “excess parachute payments” as defined in Section 280G of the Code, the Company is required under the change-in-control agreements to make a tax gross-up payment to the NEO sufficient so that the NEO will receive benefits as if no excise tax were payable. However, for Messrs. Peach and Dyck there is a cut-back provision that provides that if the “parachute value” is less than 110% of the Safe Harbor amount (as such terms are defined in the change-of-control agreement), no additional payment is required and the amounts payable to the NEO will be reduced to 2.99 times the NEO’s “base amount.” In 2011, the Committee approved a revised form of change-in-control agreement, which does not include any tax gross-up provisions, and this form has been used for agreements with Messrs. Henderson and Heiskell. The change-in-control agreements for each of Messrs. Henderson and Heiskell therefore do not provide for any tax gross-up payment, but do provide that if any payments to the NEO would be “excess parachute payments” the NEO’s benefits would be cut-back to 2.99 times the NEO’s “base amount” if it would result in a greater net after-tax benefit for the NEO.

Potential Payments Upon Involuntary Termination of Employment without Cause or Voluntary Termination of Employment for “Good Reason” in Circumstances Not Involving a Change in Control

The following table sets forth the estimated benefits that would have been payable to the NEOs under currently effective agreements if each officer’s employment had been terminated on August 31, 2019, either by the Company without “cause” or, with respect to certain benefits, by the officer for “good reason” in circumstances not involving a change in control.

Name	Cash Severance Benefit ($)(1)	Insurance Continuation ($)(2)	Restricted Stock Unit Acceleration ($)(3)	LTIP Performance Shares Acceleration ($)(4)	Total ($)
Tamara L. Lundgren	12,504,577	150,625	4,895,818	3,710,133	21,261,153
Richard D. Peach	—	—	—	722,318	722,318
Michael R. Henderson	—	—	—	564,282	564,282
Steven G. Heiskell	—	—	—	564,282	564,282
Jeffrey Dyck	—	—	—	442,490	442,490

(1)

Cash Severance Benefit. The CEO has entered into an employment agreement providing for, among other things, cash severance benefits if her employment is terminated by the Company without “cause” or by her for “good reason” in circumstances not involving a change in control. “Cause” and “good reason” generally have the same meaning as under the change-in-control agreements described above. The cash severance payment for the CEO is equal to three times the sum of base salary plus the greater of (1) the average of the last three annual bonuses, except that the amount taken into account for any such bonus shall not exceed three times the target bonus for such year, or (2) the most recently established target bonus. The employment agreement also provides for payment of a pro rata portion of the incentive bonus that she would have received if she had remained employed for the fiscal year in which the termination occurs (based on the portion of the year worked). The table above does not include a pro rata portion of the incentive bonus for fiscal 2019 because bonuses earned for fiscal 2019 are included in the Summary Compensation Table and no additional amounts would have been earned if the CEO had terminated employment as of August 31, 2019. These amounts are payable within 30 days after termination. Under the AICP, if an NEO (other than the CEO) were involuntarily terminated by the Company without “cause” (as determined by the Committee), the NEO would receive, at the time that bonuses under the program were determined and paid for other participants, a bonus based on the officer’s earnings for the portion of the year the participant was employed. For this purpose, the officer would be deemed to have satisfied the officer’s individual goals. The table above does not include bonus payments for fiscal 2019 because bonuses earned for fiscal 2019 are included in the Summary Compensation Table and no additional amounts would have been earned if the officers had terminated employment as of August 31, 2019.

(2)

Insurance Continuation. If cash severance benefits are triggered under the CEO’s employment agreement, her employment agreement provides for continuation for up to 24 months of Company paid life, accident, and health insurance benefits for the CEO and her spouse and dependents, and the amount in the table represents 24 months of such insurance benefit payments at the rates paid by us for the CEO as of August 31, 2019.

(3)

RSU Acceleration. If cash severance benefits are triggered under the CEO’s employment agreement, her employment agreement also provides that all RSUs will immediately vest. Information regarding unvested restricted stock units held by the CEO is set forth in the Outstanding Equity Awards table. The amount in the table above represents the number of shares subject to unvested RSUs multiplied by a stock price of $22.14 per share, which was the closing price of the Company’s Class A common stock on August 30, 2019, the last trading day of fiscal 2019.

(4)

LTIP Performance Shares Acceleration. Under the terms of the standard LTIP performance share award agreements, if an NEO’s employment is terminated by the Company without “cause” in circumstances not involving a Company sale after the end of the twelfth month of the applicable performance period and prior to the completion of the performance period and vesting date, the NEO would be entitled to receive a pro-rated award to

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Compensation of Executive Officers

be paid following completion of the performance period, taking into account the number of performance shares that would otherwise have been issued based on the actual performance during the entire performance period and the portion of the performance period the officer had worked. The officer is required to provide a release of claims in connection with such payout. For this purpose, “cause” generally means (a) the conviction of the officer of a felony involving theft or moral turpitude or relating to the business of the Company, (b) the officer’s continued failure to perform assigned duties, (c) fraud or dishonesty by the officer in connection with employment with the Company, (d) any incident materially compromising the officer’s reputation or ability to represent the Company with the public, (e) any willful misconduct that substantially impairs the Company’s business or reputation, or (f) any other willful misconduct by the officer that is clearly inconsistent with the officer’s position or responsibilities. The amounts in the table above are calculated based on actual performance for completed performance periods and assume performance at the 100% payout level (actual performance may be more or less) for incomplete performance periods, with the resulting number of performance shares then multiplied by a stock price of $22.14 per share, which was the closing price of the Company’s Class A common stock on August 30, 2019, the last trading day of fiscal 2019.

Potential Payments Upon Retirement

The terms of outstanding RSUs and LTIP performance share awards define retirement as normal retirement after reaching age 65, early retirement after reaching age 55 and completing 10 years of service, or early retirement after completing 30 years of service. As of August 31, 2019, Ms. Lundgren and Messrs. Dyck and Peach were eligible for retirement. The following table sets forth the estimated benefits that would have been payable to Ms. Lundgren and Messrs. Peach and Dyck if their employment had been terminated on August 31, 2019 by reason of retirement, excluding amounts payable under the Company’s 401(k) Plan, Pension Plan and SERBP.

Name	Restricted Stock Unit Acceleration ($)(1)	LTIP Performance Shares Acceleration ($)(2)	Total ($)
Tamara L. Lundgren	4,895,818	4,456,937	9,352,755
Richard D. Peach	1,331,301	1,218,763	2,550,064
Jeffrey Dyck	714,214	653,772	1,367,986

(1)

RSU Acceleration. The terms of the RSU awards provide for accelerated vesting on retirement. The amounts in the table above represent the number of unvested RSU shares subject to accelerated vesting, multiplied by a stock price of $22.14 per share, which was the closing price of the Company’s Class A common stock on August 30, 2019, the last trading day of fiscal 2019.

(2)

LTIP Performance Shares Acceleration. Under the terms of the standard LTIP performance share awards, if an NEO retires prior to the vesting date, the NEO would be entitled to receive a pro-rated award to be paid following completion of the performance period, taking into account the number of performance shares that would otherwise have been issued based on the actual performance through the entire performance period and the portion of the performance period the officer had worked. The NEO is required to provide a release of claims in connection with such payout. The amounts in the table above are calculated based on actual performance for completed performance periods and assume performance at the 100% payout level (actual performance may be more or less) for incomplete performance periods, with the resulting number of performance shares then multiplied by a stock price of $22.14 per share, which was the closing price of the Company’s Class A common stock on August 30, 2019, the last trading day of fiscal 2019.

Potential Payments Upon Disability or Death

The following table sets forth the estimated benefits that would have been payable to the NEOs if each officer’s employment had been terminated on August 31, 2019 by reason of disability or death, excluding amounts payable under the Company’s 401(k) Plan, Pension Plan, and SERBP.

Name	Restricted Stock Unit Acceleration ($)(1)	LTIP Performance Shares Acceleration ($)(2)	Total ($)
Tamara L. Lundgren	4,895,818	4,551,098	9,446,916
Richard D. Peach	1,331,301	1,244,777	2,576,078
Michael R. Henderson	1,040,138	972,389	2,012,527
Steven G. Heiskell	991,983	972,389	1,964,372
Jeffrey Dyck	714,214	667,720	1,381,934

(1)

RSU Acceleration. The terms of the RSU awards provide for accelerated vesting upon termination of employment as a result of disability or death. Information regarding unvested RSUs held by the NEOs is set forth in the “Outstanding Equity Awards” table above. The amounts in the table above represent the number of shares subject to unvested RSUs multiplied by a stock price of $22.14 per share, which was the closing price of the Company’s Class A common stock on August 30, 2019, the last trading day of fiscal 2019.

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Compensation of Executive Officers

(2)

LTIP Performance Shares Acceleration. Under the terms of the standard LTIP performance share awards, if an NEO’s employment is terminated due to death or disability prior to the vesting date, the officer (or his or her estate) would receive a payout in an amount equal to the payout calculated as if the performance period had ended on the last day of the Company’s most recently completed fiscal quarter prior to the date of employment termination, taking into account provisions in the award agreement for calculating performance for a shorter performance period and a partial year, and pro-rated for the portion of the performance period the officer had worked. The amounts in the table above represent the value of outstanding LTIP performance share awards that would vest and be paid out pursuant to the terms of the award agreements on death or disability based on a stock price of $22.14 per share, which was the closing price of the Company’s Class A common stock on August 30, 2019, the last trading day of fiscal 2019.

CEO Pay Ratio

Pursuant to requirements established by the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the SEC rules and guidance adopted thereunder, we have evaluated the compensation of the Company’s CEO with the compensation of the Company’s median paid employee. The pay ratio information presented below is based upon a selected methodology which includes reasonable estimates calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Exchange Act of 1934.

We determined the median compensated employee based upon review of annual compensation for all employees as of July 31, 2019. The measure of compensation used to identify our median employee was consistently applied to all employees and included: salary, base wages and overtime (as applicable), incentive payments, health and welfare benefits, retirement contributions, and other cash payments. To facilitate comparability among our employee population, we annualized compensation for employees who started mid-year and applied a local currency to U.S. dollar exchange rate to translate non-U.S. employee compensation to U.S. dollars. After determining the median employee, the annual compensation for our median employee was calculated in a manner consistent with the CEO’s annual total compensation reflected in the Summary Compensation Table and then adjusted to include the value of health benefits provided to the median employee during the fiscal year.

For the purpose of calculating the CEO pay ratio, the CEO compensation was determined to be $5,942,666, which matches the sum of Ms. Lundgren’s annual total compensation as reflected in the Summary Compensation Table plus health benefits of $12,534. The annual total compensation for our median employee was $57,732. As a result, Ms. Lundgren’s annual total compensation for 2019 was approximately 103 times that of our median employee.

The SEC rules for identifying the median compensated employee and calculating the pay ratio allow companies to utilize different methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee population and compensation practices. As a result, the pay ratios reported by other companies may not be comparable to our CEO pay ratio.

Compensation Plan Information

The following table provides information as of August 31, 2019 regarding equity compensation plans approved and not approved by the Company’s shareholders.

Plan category	(a) Number of Securities to be Issued(2)	(b) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by shareholders(1)	2,548,695	3,441,453
Equity compensation plans not approved by shareholders	—	—
Total	2,548,695	3,441,453

(1)	Consists entirely of shares of Class A common stock authorized for issuance under the Company’s SIP.

(2)

Consists of 795,783 shares subject to outstanding RSUs, 359,581 shares subject to outstanding DSUs or credited to stock accounts under the Deferred Compensation Plan for Non-Employee Directors, and 1,393,331 shares representing the maximum number of shares that could be issued under outstanding LTIP performance share awards.

Notice of Annual Meeting of Shareholders and 2019 Proxy Statement |	62

Proposal No. 2

Proposal No. 2 – Advisory Resolution on Executive Compensation

As required pursuant to section 14A of the Securities Exchange Act, we are including in these proxy materials a separate resolution to approve, in a non-binding, advisory vote (“Say-on-Pay vote”), the compensation paid to our named executive officers as disclosed on pages 32 through 62. While the results of the vote are non-binding and advisory in nature, the Board of Directors and the Compensation Committee intend to carefully consider the results of this vote.

We hold our Say-on-Pay vote every year and, unless the Board of Directors modifies its policy on the frequency of Say-on-Pay votes, the next Say-on-Pay vote will occur at our annual meeting to be held in 2021.

The text of the resolution in respect of Proposal No. 2 is as follows:

RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and any related narrative discussion.

The Board of Directors recommends a vote FOR this resolution because it believes that our executive compensation policies and practices described in the Compensation Discussion and Analysis are effective in achieving the Company’s goals of rewarding sustained financial and operating performance and leadership excellence, aligning the executives’ long-term interests with those of the shareholders, and motivating the executives to remain with the Company for long and productive careers. We believe our performance targets are meaningful and rigorous and are designed to encourage our executives to perform at the highest levels. The executive pay outcomes in fiscal 2019 are reflective of Company performance.

Vote Required to Approve, on an Advisory Basis, the Executive Compensation

Holders of Class A common stock and Class B common stock will vote together as a single class on this proposal, and each share is entitled to one vote. The advisory vote on executive compensation will be approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal. The proxies will be voted for or against the proposal or as an abstention in accordance with the instructions specified on the proxy form. If no instructions are given by owners of record, proxies will be voted for approval of the executive compensation.

The Board of Directors recommends that shareholders vote “FOR” the approval, on an advisory basis, of our executive compensation as disclosed in this proxy statement.

Notice of Annual Meeting of Shareholders and 2019 Proxy Statement |	63

Proposal No. 3

Proposal No. 3 – Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has selected the firm of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2020, subject to ratification of this selection by the shareholders of the Company.

While the Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the Company’s independent registered public accounting firm, the Audit Committee and the Board are submitting the selection of PricewaterhouseCoopers LLP to our shareholders for ratification as a matter of good corporate governance. The Audit Committee is not required to take any action as a result of the outcome of the vote on this proposal. However, if our shareholders do not ratify the selection, the Audit Committee will consider whether to retain PricewaterhouseCoopers LLP or to select another independent registered public accounting firm. Furthermore, even if the selection is ratified, the Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our Company and our shareholders.

For additional information regarding our relationship with PricewaterhouseCoopers LLP, please refer to “Fees Paid to Independent Registered Public Accounting Firm” and “Audit Committee Report” below.

One or more representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. Such representatives will have an opportunity to make a statement, if he or she desires to do so, and will also be available to respond to appropriate questions.

Vote Required to Approve the Ratification of the Selection of Independent Registered Public Accounting Firm

Holders of Class A common stock and Class B common stock will vote together as a single class on this proposal, and each share is entitled to one vote. The ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm will be approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal. The proxies will be voted for or against the proposal or as an abstention in accordance with the instructions specified on the proxy form. If no instructions are given by owners of record, proxies will be voted for approval of the ratification of the selection.

The Board of Directors recommends that shareholders vote “FOR” to approve the ratification of the selection of independent registered public accounting firm.

Notice of Annual Meeting of Shareholders and 2019 Proxy Statement |	64

Fees Paid to Independent Registered Public Accounting Firm

The Audit Committee selected PricewaterhouseCoopers LLP (“PwC”) as our independent auditors to audit our financial statements and our internal control over financial reporting for the fiscal years ended August 31, 2018 and 2019, as well as for the fiscal year ending August 31, 2020. Aggregate fees of PwC for audit services related to the most recent two fiscal years, and other professional services for which they billed us during the most recent two fiscal years, were:

	2019	2018
Audit Fees(1)	$2,458,189	$2,597,543
Audit Related Fees(2)	201,000	47,000
Tax Fees	—	—
All Other Fees	900	4,500

Total	$2,660,089	$2,649,043

(1)

Professional services rendered for the integrated audit of our annual consolidated financial statements and internal control over financial reporting, reviews of the consolidated financial statements included in Form 10-Qs, consents relating to other filings with the SEC, and statutory audit requirements.

(2)	Professional services for procedures performed over disclosures and other procedures related to the implementation of new accounting standards.

For fiscal 2019 and 2018, all of the fees paid to our independent auditors were approved by the Audit Committee.

Under the Sarbanes-Oxley Act of 2002, all audit and non-audit services performed by our independent accountants must be approved in advance by the Audit Committee to assure that such services do not impair the accountants’ independence from the Company. Accordingly, the Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy (the “Policy”) which sets forth the procedures and the conditions pursuant to which services to be performed by the independent accountants are to be pre-approved. Pursuant to the Policy, certain services described in detail in the Policy may be pre-approved on an annual basis. The Audit Committee will review and approve the types of services and review the projected fees for such services. The fee amounts will be updated to the extent necessary at each of the regularly scheduled meetings of the Audit Committee. The services eligible for annual pre-approval consist of services that would be included under the categories of Audit Fees, Audit-Related Fees, and Tax Fees in the above table as well as other services. If not pre-approved on an annual basis, proposed services must otherwise be separately approved prior to being performed by the independent accountants. The Audit Committee may delegate authority to pre-approve audit and non-audit services to any member of the Audit Committee but may not delegate such authority to management. All compensation for services performed by our independent accountants must be approved by the Audit Committee.

Audit Committee Report

The principal functions of the Audit Committee are set forth in its charter and are described above at page 24. The Board has determined that each member of the Audit Committee meets all additional independence and financial literacy requirements for Audit Committee membership under the SEC and NASDAQ rules and is an “audit committee financial expert” as defined in the regulations adopted by the SEC.

The Audit Committee reports as follows with respect to fiscal 2019:

Financial Reporting and Other Activities

•

Management is responsible for the Company’s systems of internal control and the financial reporting process. The Audit Committee reviewed the Company’s quarterly earnings press releases, annual audited consolidated financial statements, management’s report on internal control over financial reporting, and related periodic reports filed with the SEC and discussed them with management. Management represented to the Audit Committee that the Company’s audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee also reviewed and discussed the annual audited consolidated financial statements with PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm for fiscal 2019, including a discussion of the quality, and not just the acceptability, of the accounting principles used and the reasonableness of significant judgments.

Notice of Annual Meeting of Shareholders and 2019 Proxy Statement |	65

•

The Audit Committee discussed with management on a quarterly basis the details of the Company’s material legal and environmental matters, certain judgmental accounting matters, and other significant financial transactions occurring within each quarter, reviewing and approving, as appropriate, all transactions with related persons, the Company’s compliance program, reports received through the Company’s whistleblower hotline, and other selected risk-related topics.

Internal Audit and External Audit Firm Functions

•

The Audit Committee discussed with the Company’s internal auditor and PwC the overall scope and plans for their respective audits. The Audit Committee met quarterly with the internal auditor and PwC to discuss the results of their examinations and the overall quality of the Company’s financial reporting.

•

The Audit Committee’s quarterly meetings with internal audit included reviews of the risk assessment process used to establish the annual audit plan and the progress on completion of that plan including testing of controls in connection with the Company’s compliance with Sarbanes-Oxley Act of 2002.

•	The Audit Committee discussed with PwC the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Commission.

Audit Firm Independence

•

The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements.

•

PwC has served as the Company’s auditor since 1976, which includes periods before the Company became public in fiscal 1993. In determining whether to reappoint PwC, the Audit Committee takes into consideration various factors, including: the historical and recent performance of PwC on the audit; its professional qualifications; the quality of ongoing discussions with PwC; external data, including recent PCAOB reports on PwC and its peer firms; the appropriateness of fees and PwC’s tenure, including the benefits of that tenure, and the controls and processes in place (such as rotation of key partners every five years) that help ensure PwC’s continued independence in the face of such tenure. The Audit Committee believes there are significant benefits to having an independent auditor with an extensive history with the Company. These include:

–	Higher quality audit work and accounting advice, due to PwC’s institutional knowledge of our business and operations, accounting policies and financial systems, and internal control framework; and

–	Operational efficiencies because of PwC’s history and familiarity with our business.

The Audit Committee received from PwC the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s independence. The Audit Committee discussed with PwC the firm’s independence from the Company and its management.

Conclusion

•

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended August 31, 2019 filed with the SEC.

•	The Audit Committee also has selected PwC to be the Company’s independent registered public accounting firm for fiscal 2020, subject to shareholder ratification.

AUDIT COMMITTEE

David L. Jahnke, Chair

Rhonda D. Hunter

William D. Larsson

Michael W. Sutherlin

Notice of Annual Meeting of Shareholders and 2019 Proxy Statement |	66

Shareholder Proposals for 2021 Annual Meeting

The Company’s Bylaws require shareholders to give the Company advance notice of any proposal or director nomination to be submitted at any meeting of shareholders and prescribe the information to be contained in any such notice. For any shareholder proposal or nomination to be considered at the 2021 annual meeting of shareholders, the shareholder’s notice must be received at the Company’s principal executive office no earlier than the close of business on September 30, 2020 and no later than the close of business on October 30, 2020 and otherwise comply with the requirements of the Company’s Bylaws. In addition, any proposal by a shareholder of the Company to be considered for inclusion in proxy materials for the Company’s 2021 annual meeting of shareholders must be received in proper form by the Company at its principal executive office no later than August 20, 2020.

Discretionary Authority

Although the Notice of Annual Meeting of Shareholders provides for the transaction of any other business that properly comes before the meeting, the Board has no knowledge of any matters to be presented at the meeting other than the matters described in this proxy statement. The enclosed proxy, however, gives discretionary authority to the proxy holders to vote in accordance with their best judgment if any other matters are presented.

General

The cost of preparing, printing, and mailing this proxy statement and of the solicitation of proxies by us will be borne by us. Solicitation will be made by mail and, in addition, may be made by our directors, officers, and employees personally or by telephone, email, or facsimile. We will request brokers, custodians, nominees, and other like parties to forward copies of proxy materials to beneficial owners of stock and will reimburse such parties for their reasonable and customary charges or expenses in this connection.

We will provide to any person whose proxy is solicited by this proxy statement, without charge, upon written request to our Corporate Secretary, at 299 SW Clay Street, Suite 350, Portland, OR 97201, a copy of our Annual Report on Form 10-K for the fiscal year ended August 31, 2019 or a copy of our proxy statement. We also make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q, and 8-K.

IT IS IMPORTANT THAT PROXIES BE PROVIDED PROMPTLY. THEREFORE, SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING IN PERSON ARE URGED TO SUBMIT A PROXY THROUGH THE INTERNET OR BY TELEPHONE OR TO EXECUTE AND RETURN THE ENCLOSED PROXY IN THE REPLY ENVELOPE PROVIDED IF THIS PROXY WAS RECEIVED BY MAIL.

By Order of the Board of Directors

Peter B. Saba

Corporate Secretary

December 18, 2019

Notice of Annual Meeting of Shareholders and 2019 Proxy Statement |	67

Schnitzer

299 SW Clay Street, Suite 350
Portland, OR 97201

www.schnitzersteel.com

SCHNITZER STEEL INDUSTRIES, INC. P.O. BOX 10047 PORTLAND, OREGON 97296

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on January 27, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on January 27, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E88036-P30033                             KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SCHNITZER STEEL INDUSTRIES, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors Recommends a Vote FOR all nominees in Proposal 1 FOR Proposals 2 and 3.

		☐	☐	☐
1.	Election of directors
Nominees:
01) Wayland R. Hicks
02) Judith A. Johansen
03) Tamara L. Lundgren
						For	Against	Abstain

2.	To vote on an advisory resolution on executive compensation.					☐	☐	☐

3.	To ratify the selection of independent registered public accounting firm.					☐	☐	☐

The proxies may vote in their discretion as to other matters which may come before the meeting.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please sign exactly as your name(s) appear(s) on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

SCHNITZER STEEL INDUSTRIES, INC.

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, January 28, 2020

8:00 a.m. Pacific Time

KOIN Center

Conference Center Room 202

222 SW Columbia Street

Portland, Oregon 97201

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on January 28, 2020: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. For driving directions to the Annual Meeting, please see the interactive map on our proxy website.

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E88037-P30033

Schnitzer Steel Industries, Inc.
299 SW Clay Street
Portland, Oregon 97201	proxy

This proxy is solicited by the Board of Directors for use at the Company’s Annual Meeting of Shareholders on January 28, 2020.

The shares of common stock of Schnitzer Steel Industries, Inc. (the “Company”) that you hold will be voted as you specify on the reverse side of this proxy.

If no choice is specified, the proxy will be voted “FOR” all nominees in Proposal 1 and “FOR” Proposal 2 and Proposal 3.

By signing the proxy, you revoke all prior proxies and appoint Tamara L. Lundgren and Richard D. Peach, and each of them with full power of substitution, to vote these shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL NOMINEES IN PROPOSAL 1 AND FOR PROPOSAL 2 AND PROPOSAL 3.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

See reverse for voting instructions.